Exhibit 99.2

The share exchange described in this document involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese original for the convenience of non-Japanese shareholders. In the event of any discrepancy between this translation and the Japanese original, the original shall prevail.

To our shareholders:

Securities identification code: 6332

November 19, 2026

(Start date of measures for electronic provision: November 12, 2026)

Jun Kawasaki

President, Representative Director

Tsukishima Holdings Co., Ltd.

3-5-1, Harumi, Chuo-ku, Tokyo

NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

We are pleased to notify you that the Extraordinary General Meeting of Shareholders of Tsukishima Holdings Co., Ltd. (the “Company”) will be held as described below.

The Company has taken measures for electronic provision in convening this Extraordinary General Meeting of Shareholders and posted matters subject to the measures for electronic provision as the “Notice of the Extraordinary General Meeting of Shareholders” and “Other matters subject to the measures for electronic provision (matters excluded from paper-based documents delivered) for the Extraordinary General Meeting of Shareholders” on the following website of the Company on the Internet.

Company’s website: https://www.tsk-g.co.jp/en/ir/stockholder/meeting/

In addition, the matters subject to the measures for electronic provision are also provided electronically on the website of the Tokyo Stock Exchange (TSE). Please access the TSE’s website (Listed Company Search) below, search by entering “Tsukishima Holdings” in the “Issue name (company name)” box or “6332” in the “Code” box, and select “Basic information” and then “Documents for public inspection/PR information” to view the information.

TSE’s website (Listed Company Search):

https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

If you do not attend the meeting in person, you may exercise your voting rights either by postal mail or via the Internet, etc.

Please review the attached Reference Documents for the General Meeting of Shareholders and exercise your voting rights no later than 5:05 p.m. on Thursday, December 3, 2026 (Japan Standard Time).

Meeting Details

1. Date and time:	Friday, December 4, 2026 at 2:00 p.m. (Japan Standard Time) (Reception desk opens at 1:00 p.m.)

2. Place:	Hakuho, 4th Floor, HOTEL Mariners’ Court TOKYO 4-7-28, Harumi, Chuo-ku, Tokyo, Japan

(The venue differs from that of the previous Ordinary General Meeting of Shareholders. Please refer to “Map to the Venue of General Meeting of Shareholders” on the last page and take care not to go to the wrong venue.)

3. Meeting Agenda:

Matters to be resolved:

Proposal 1:	Approval of the Share Exchange Agreement
Proposal 2:	Partial Amendments to the Articles of Incorporation
Proposal 3:	Partial Revision of the Restricted Stock Compensation Plan for Directors
(excluding Outside Directors)

Guidance for exercising your voting rights:

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Exercise of voting rights by postal mail

Please indicate your approval or disapproval of the proposals on the voting form sent with this Notice and return it to us so that it arrives no later than 5:05 p.m. on Thursday, December 3, 2026 (Japan Standard Time). If neither approval nor disapproval of a proposal is indicated on the voting form, it shall be deemed as a vote for approval of the proposal.

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Exercise of voting rights via the Internet, etc.

Please access the designated Website to Exercise Voting Rights (https://evote.tr.mufg.jp/) and exercise your voting rights no later than 5:05 p.m. on Thursday, December 3, 2026 (Japan Standard Time).

Institutional investors can exercise their voting rights using the Electronic Voting Platform operated by ICJ, Inc.

Other matters related to this notice

•

If you attend the meeting in person, please submit the voting form sent with this Notice at the reception when you arrive.

•

Pursuant to the Company’s Articles of Incorporation, if you are exercising your voting rights by proxy, please select a shareholder with voting rights of the Company as your proxy.

Only one (1) proxy may be used.

•

If it becomes necessary to amend the matters subject to the measures for electronic provision, notice of the amendments and the matters before and after the amendments will be posted on the websites indicated on page 1.

Other matters subject to the measures for electronic provision (matters excluded from paper-based documents delivered)

•

The paper document provided to shareholders also serves as the document describing the matters subject to the measures for electronic provision, based on the request for delivery of the document.

•

Pursuant to laws and regulations, and Article 15 of the Company’s Articles of Incorporation, the following matters are excluded from the paper-based documents delivered to shareholders as the “Other matters subject to the measures for electronic provision (matters excluded from paper-based documents delivered)”.

<Proposal 1: Approval of the Share Exchange Agreement>

•

Provisions of the Articles of Incorporation of Mitsubishi Kakoki Kaisha, Ltd.

•

The contents of the financial statements, etc. for the most recent fiscal year of Mitsubishi Kakoki Kaisha, Ltd.

Proposal No. 1: Approval of the Share Exchange Agreement

TSUKISHIMA HOLDINGS CO., LTD. (“Company”) and Mitsubishi Kakoki Kaisha, Ltd. (“Mitsubishi Kakoki”; the Company and Mitsubishi Kakoki are hereinafter collectively referred to as “Companies”), for the purpose of implementing a business integration (“Business Integration”) based on the principle of equality as of April 1, 2027 (scheduled), have agreed to implement (I) an absorption-type company split (“Absorption-type Company Split”) in which Mitsubishi Kakoki will be the company splitting in the absorption-type split and MKK Next, Ltd., a wholly owned subsidiary of Mitsubishi Kakoki (“Preparatory Company”), will be the company succeeding in the absorption-type split, thereby making Mitsubishi Kakoki a holding company by causing the Preparatory Company to succeed to the rights and obligations relating to all of Mitsubishi Kakoki’s businesses except for the businesses related to certain functions necessary for Mitsubishi Kakoki to become a holding company (“Business to be Succeeded”), (II) a share exchange (“Share Exchange”) between the Companies subject to the Absorption-type Company Split becoming effective, and (III) a series of transactions under such holding company as described in “(3) Summary of the Business Integration” under “1. Reasons for the Share Exchange” below to reorganize the businesses in their respective groups. Pursuant to resolutions adopted at board meetings of the Companies held on September 30, 2026, the Companies have executed, based on the principle of equality, a business integration agreement (“Business Integration Agreement”) and a share exchange agreement with respect to the Share Exchange (“Share Exchange Agreement”), and Mitsubishi Kakoki has also executed, pursuant to a resolution adopted at its board meeting held on September 30, 2026, an absorption-type company split agreement with respect to the Absorption-type Company Split (“Absorption-type Company Split Agreement”). Accordingly, the Company requests the shareholders’ approval of the Share Exchange Agreement in this proposal. The reasons for the Share Exchange, the details of the Share Exchange Agreement, and other matters relating to this proposal are as follows.

1. Reasons for the Share Exchange

(1) Background of the Business Integration

The Company was founded in 1905 as an industrial machinery manufacturer, and today operates a water environmental business, whose main market is machinery and plants for public water infrastructure, as well as an industrial business, whose main market is machinery and plants for industrial infrastructure and the environment. In its water environmental business, the Company provides a full range of services, from the design and construction of equipment and plants for water infrastructure facilities such as water purification plants and sewage treatment plants, to lifecycle business including O&M (operations and maintenance). In 2023, through the integration of its domestic water engineering business with JFE Engineering Corporation, Tsukishima JFE Aqua Solution Co., Ltd. was established, and the Company is working to create synergies in the water environmental business and strengthen its ability to support public-private partnership projects. On the other hand, in its industrial business, in addition to providing equipment and plants for the chemical, life science, and energy sectors, the Company is also expanding into wastewater treatment and recycling for industrial waste and semiconductors. In recent years, the Company has been working to expand sales of equipment for the chemical recycling sector and the high-functionality materials sector, such as electronic materials, and to strengthen after-sales services.

Meanwhile, Mitsubishi Kakoki was founded in 1935 as a manufacturer specializing in chemical machinery, and today operates an engineering business focused on the design and construction of plants and environmental control facilities, as well as an industrial machinery business that manufactures and sells various standalone equipment, such as centrifuges. In its engineering business, Mitsubishi Kakoki provides a wide range of industry sectors, including city gas, hydrogen, petrochemicals, semiconductor-related materials, and water treatment, with comprehensive solutions spanning from the provision of hydrogen production equipment, plant design and construction, supply of products and equipment to after-sales services. In its industrial machinery business, based on the “solid liquid separation technology” cultivated since its founding, Mitsubishi Kakoki has provided a full range of services from manufacturing and selling of, as well as after-sales service for, oil purifiers for marine vessels, which hold a high share of the domestic and overseas market, and industrial machinery in a variety of fields, including pharmaceuticals, food, and chemicals. In addition, in pursuit of the four strategic business domains set forth in the “Mitsubishi Kakoki Group’s Management Vision for 2050” (“business for realizing a sustainable recycling society,” “hydrogen-based clean energy business,” “business of saving labor and energy utilizing digital technology,” and “business of developing next-generation technologies for solving issues related to water, food, natural disaster”), Mitsubishi Kakoki has redefined the GX business, carved out from its existing businesses, as a growth area and is accelerating and expanding its businesses by positioning it at the center of its long-term growth strategy.

The Company and Mitsubishi Kakoki have had a long-standing relationship. Mitsubishi Kakoki was established with investments from Mitsubishi group companies and the Company (then Tsukishima Kikai Co., Ltd.). Over the course of nearly a century, the Companies have a history of growing together while continuously pushing each other to improve under a shared commitment to the domestic production of industrial machinery. They also share a strong affinity not only in their corporate cultures rooted in what is commonly referred to as “monozukuri,” a manufacturing ethos, founded on the production and sale of various equipment, but also in their business models centered on engineering and after-sales service.

As described above, the Companies operate businesses in the engineering and industrial machinery fields as well as the water environmental field. In recent years, social demands for contributions to a sustainable society, such as the realization of carbon neutrality and resource circulation, have been increasing. At the same time, in the domestic market, challenges arising from population decline, such as medium- to long-term market contraction, labor shortages, and the transfer of skills and know-how, have become more apparent, and companies are being called upon to strengthen competitiveness and make effective use of management resources.

At the Company, its water environmental business has a well-developed product lineup centered on sludge treatment and a top-tier domestic market share in sewage sludge incinerators and other products, while also having extensive experience in public-private partnership projects such as PFI and DBO businesses. On the other hand, its industrial business faces issues of expanding the scale of the business and further improving profitability. Mitsubishi Kakoki has established high profitability in the industrial machinery business by leveraging its diverse lineup, centered on oil purifiers for marine vessels, which command a high market share in Japan and overseas, as well as its after-sales service system. On the other hand, in the engineering business, including water treatment, the competitive environment is becoming increasingly severe, and strengthening the ability to support public-private partnership projects such as Water PPP, an area expected to see future market expansion, has become an issue.

Based on this understanding, the Company and Mitsubishi Kakoki have reached a shared recognition that (i) combining the management resources of the Companies, whose strengths and challenges are complementary, in the areas in which each excels and consolidating their resources to enhance their business efficiency, competitiveness, and quality and (ii) improving profitability to establish a solid business foundation in a manner that enables the Companies to capture growth markets while responding to future changes in the social and industrial structure will result in the sustainable enhancement of corporate value and greater contributions to all stakeholders, even in the face of an increasingly challenging competitive environment. Accordingly, the Companies have decided to carry out the Business Integration based on the principle of equality.

(2) Purpose of and Approach to the Business Integration

Through the Business Integration, we will make the most of the management resources that the Companies have cultivated over many years, including their technological capabilities, customer bases, and business know-how, under a new integrated structure. We will also strive to become “a leading company in machinery and engineering that supports water, energy, and industrial infrastructures” leveraging the trust and brand strength as a member of the Mitsubishi group, and build a solid business foundation and further enhance corporate value. Specifically, we will promote the following initiatives.

(I) Strengthening the business foundation by leveraging the strengths of the Companies (existing areas)

The Companies operate in the common business areas of equipment, engineering, and water environmental businesses, and each possesses distinct strengths and competitive advantages. Through the Business Integration, we will strengthen the value chain for equipment, from development, design, and manufacturing through after-sales service, and further expand their earnings base through cross-selling that leverages the Companies’ customer bases.

•	Equipment business

The Company has a competitive product lineup including crystallizers, dryers, filters and agitators, while Mitsubishi Kakoki has established high profitability in its industrial machinery business by leveraging its diverse product lineup such as oil purifiers for marine vessels which hold a high market share in Japan and overseas, and its comprehensive after-sales service structure.

Through the Business Integration, we will expand sales opportunities by mutually leveraging the Companies’ product lineups and customer bases. Specifically, we will promote cross-selling such as by proposing the Company’s crystallizers and dryers to Mitsubishi Kakoki’s existing customers, and Mitsubishi Kakoki’s centrifuges and filters to the Company’s existing customers, and by making optimal process proposals that combine the Companies’ equipment in order to improve our proposal capabilities to customers. One example is a proposal for a high-value-added unit that combines the Company’s dryer with the downstream process of Mitsubishi Kakoki’s separator, thereby achieving space savings and shorter construction periods.

In addition, we will optimize manufacturing bases for equipment, the after-sales service network, and research and development bases, while also promoting productivity improvements through the use of digital technology, in order to further strengthen our competitiveness.

•	Engineering business

The Companies have their own unique strengths and customer bases in industrial sectors such as chemicals, life sciences, energy, semiconductors, and hydrogen and provide a wide range of plant engineering and after-sales services.

Through the Business Integration, by making optimal use of the people, technology, and know-how possessed by the Companies, we will strengthen our ability to support larger-scale projects and proposal capabilities, thereby expanding sales opportunities. In addition, we will promote higher profitability by increasing the adoption of in-house manufactured equipment in treatment processes and strengthening after-sales service.

In the environmental-related field, by deploying the Company’s waste treatment facilities and wastewater treatment facilities, in which the Company has strength, to Mitsubishi Kakoki’s customer base, we will create new business opportunities and expand our business scope.

•	Water environmental business

The Company has a comprehensive product lineup centered on sludge treatment in its water environmental business and also holds a top-tier share in the Japanese sewage sludge incinerator market. In addition, it has extensive experience in public-private partnership projects, including PFI and DBO businesses.

Through the Business Integration, we will leverage the Company’s accumulated expertise and know-how in public-private partnership projects to pursue further large-scale projects, while expanding our business scale by complementing the Companies’ regional and customer bases, where they have their own strengths. In the operations management area, we will deploy the Company’s DX solutions, such as remote monitoring systems for water infrastructure and robot inspection using AI and IoT, to the facilities operated and managed by Mitsubishi Kakoki under contract, thereby improving the efficiency of operations management services and further enhancing service quality. In addition, we will address social issues such as shortages of operations management personnel and contribute to the sustainable operation of water infrastructure.

(II) Creating new growth opportunities by leveraging synergies (growth areas)

In the GX and advanced functional materials fields, which are positioned as future growth drivers, we will promote the creation of high-value-added solutions by combining the technologies, products, and customer bases of the Companies.

A symbolic initiative is the development of a “water, energy, and resource circulation solution” centered on sewage treatment plants. The Company has extensive track records and know-how in the effective use of sewage resources, including digestion of sewage sludge (methane fermentation), biogas power generation, and sludge fuel conversion. Mitsubishi Kakoki, on the other hand, has extensive knowledge and strong competitiveness in hydrogen production technology, and is also working on carbon dioxide capture technology. By combining the technologies of the Companies through the Business Integration, including the utilization of biogas derived from sewage sludge, hydrogen production, and captured carbon dioxide, we will aim to create new integrated solutions that simultaneously generate clean energy, realize carbon neutrality, and promote resource circulation. In addition, since these technologies can be applied not only to public water infrastructure but also to environmental-related fields such as industrial wastewater treatment facilities, we believe that they will lead to new business opportunities in the GX field. Through this technology integration, we aim to contribute to solving social issues such as global warming prevention, while also building a new revenue base that supports sustainable growth.

In addition to organic growth through the initiatives described above, we will also actively pursue inorganic growth through M&A, in response to ongoing industry consolidation in Japan and overseas.

We will also accelerate overseas business development, particularly in East Asia and ASEAN, by leveraging the technologies, human resources, and sales networks possessed by the Companies.

In addition, by strengthening collaboration with the broad customer base and business network of the Mitsubishi group, we aim to create new business opportunities and achieve further growth.

(III) Enhancing the management foundation and creating corporate value through collaboration

Under the new holding company structure, we will promote the enhancement of corporate governance and management control systems. To improve the productivity of corporate functions, we will optimize personnel allocation and integrate and consolidate core systems. At the same time, in line functions such as EPC, manufacturing, and after-sales service, we will introduce the latest digital technologies such as AI and robotics to improve efficiency and enhance cost competitiveness.

In addition, through personnel exchanges and joint projects between the Companies, we will promote the integration of management resources and, by mutually enhancing expertise in each field, foster a collaborative corporate culture that supports new value creation. Through these initiatives, we will aim to build a strong management foundation that supports sustainable growth.

By steadily advancing the initiatives (I) through (III) above, we will maximize the synergies from the Business Integration and aim for group management targets in the fiscal year ending March 31, 2036 of net sales of 350 billion yen and operating income of 30 billion yen or more. Of these, we expect the synergies to generate 50 billion yen in net sales and 8 billion yen in operating income by the fiscal year ending March 31, 2036.

(3) Summary of the Business Integration

In the Business Integration Agreement, the Companies have agreed in principle on the structure of the Business Integration as follows. Please also see the reference diagrams below for the method of the Business Integration.

(I)  Effective as of April 1, 2027, Mitsubishi Kakoki will cause the Preparatory Company to succeed to the rights and obligations related to the Business to be Succeeded by conducting the Absorption-type Company Split, in which Mitsubishi Kakoki will be the company splitting in the absorption-type split and the Preparatory Company will be the company succeeding in the absorption-type split.

(II)  Effective as of April 1, 2027, subject to the Absorption-type Company Split and the amendment to the articles of incorporation of Mitsubishi Kakoki to increase the total number of authorized shares becoming effective, the Company and Mitsubishi Kakoki will conduct the Share Exchange, in which Mitsubishi Kakoki will be the wholly owning parent company in the share exchange and the Company will be the wholly owned subsidiary in the share exchange. Subject to the Share Exchange becoming effective, Mitsubishi Kakoki plans to change its trade name to Mitsubishi Tsukishima Kakoki Holdings Co., Ltd. (“Joint Holding Company”), and the Preparatory Company plans to change its trade name to Mitsubishi Kakoki Kaisha, Ltd. (“New Mitsubishi Kakoki”).

(III)  In order to avoid retaining an intermediate (pure) holding company, and thereby improve the efficiency of group company management, the Joint Holding Company and the Company plan to conduct an absorption-type merger (“Absorption-type Merger I”), in which the Joint Holding Company will be the company surviving the absorption-type merger and the Company will be the company disappearing in the absorption-type merger. The effective date of the Absorption-type Merger I is scheduled for July 1, 2027.

(IV)  The industrial machinery businesses of the Companies will be operated by Tsukishima Kikai Co., Ltd. (“Tsukishima Kikai”) and New Mitsubishi Kakoki, respectively. For the purpose of consolidating these businesses into New Mitsubishi Kakoki and making New Mitsubishi Kakoki the operating subsidiary primarily engaged in the industrial machinery business within the Joint Holding Company group, New Mitsubishi Kakoki and Tsukishima Kikai plan to conduct an absorption-type merger (“Absorption-type Merger II”), in which New Mitsubishi Kakoki will be the company surviving the absorption-type merger and Tsukishima Kikai will be the company disappearing in the absorption-type merger. The effective date of the Absorption-type Merger II is scheduled for July 1, 2027. Subject to the Absorption-type Merger II becoming effective, New Mitsubishi Kakoki plans to change its trade name to Mitsubishi Tsukishima Kakoki Machinery Co., Ltd. (“Mitsubishi Tsukishima Kakoki Machinery”).

* Reference diagrams

< Current structure >

< Absorption-type Company Split (April 1, 2027 (scheduled)) >

< Share Exchange (April 1, 2027 (scheduled)) >

< Absorption-type Merger I (July 1, 2027 (target)) >

< Absorption-type Merger II (July 1, 2027 (target)) >

<After Absorption-type Merger II >

2. Details of the Share Exchange Agreement

The details of the Share Exchange Agreement are as follows.

Share Exchange Agreement (Copy)

TSUKISHIMA HOLDINGS CO., LTD. (“Party A”) and Mitsubishi Kakoki Kaisha, Ltd. (“Party B”) hereby enter into a share exchange agreement (the “Agreement”) dated September 30, 2026 (the “Execution Date”) as follows.

Article 1 (Share Exchange)

In accordance with the Agreement, Party A and Party B shall conduct a share exchange (the “Share Exchange”) whereby Party B will become the wholly owning parent company in the share exchange and Party A will become the wholly owned subsidiary in the share exchange, and Party B shall acquire all issued shares of Party A through the Share Exchange.

Article 2 (Trade names and addresses)

The trade names and addresses of Party A and Party B are as follows.

(1)  Party A (wholly owned subsidiary in the share exchange)

Trade name: TSUKISHIMA HOLDINGS CO., LTD.

Address: 3-5-1 Harumi, Chuo-ku, Tokyo, Japan

(2)  Party B (wholly owning parent company in the share exchange)

Trade name: Mitsubishi Kakoki Kaisha, Ltd.

Address: 2-1 Ohkawa-cho, Kawasaki-ku, Kawasaki, Kanagawa, Japan

Article 3 (Shares to be delivered upon the Share Exchange and their allotment)

1.  In connection with the Share Exchange, Party B shall deliver to the shareholders of Party A (such shareholders shall be those remaining after the cancellation of treasury shares by Party A pursuant to Article 7; the same shall apply in this Article) as of the time immediately preceding Party B’s acquisition of all issued shares of Party A through the Share Exchange (the “Record Time”), in exchange for their shares of common stock of Party A, a number of shares of common stock of Party B equal to 0.88 times the total number of shares of common stock of Party A held by such shareholders.

2.  In connection with the Share Exchange, Party B shall allot to the shareholders of Party A as of the Record Time, in exchange for their shares of common stock of Party A, 0.88 shares of common stock of Party B for each share of common stock of Party A held by them.

3.  If the number of shares of common stock of Party B to be allotted to the shareholders of Party A under the preceding two paragraphs includes a fraction of less than one share, Party B shall handle such fraction in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

Article 4 (Share capital and reserves of Party B)

The amounts by which Party B’s share capital, capital reserve, and retained earnings reserve are increased as a result of the Share Exchange shall be separately determined by Party B in accordance with Article 39 of the Regulations for Corporate Accounting.

Article 5 (Effective Date)

The date on which the Share Exchange becomes effective (the “Effective Date of the Share Exchange”) shall be April 1, 2027. However, Party A and Party B may change such date upon consultation and mutual agreement if necessary due to the progress of the procedures for the Share Exchange or other reasons.

Article 6 (Approval by General Meetings of Shareholders)

1.  Party A shall seek approval of the Agreement and a resolution on other matters necessary for the Share Exchange at a General Meeting of Shareholders prescribed in Article 783, Paragraph 1 of the Companies Act by the day preceding the Effective Date of the Share Exchange.

2.  Party B shall seek approval of the Agreement and a resolution on other matters necessary for the Share Exchange at a General Meeting of Shareholders prescribed in Article 795, Paragraph 1 of the Companies Act by the day preceding the Effective Date of the Share Exchange.

Article 7 (Cancellation of treasury shares)

Party A shall, pursuant to a resolution of its Board of Directors held by the day preceding the Effective Date of the Share Exchange, cancel immediately before the Record Time all treasury shares held by Party A immediately before the Record Time (including treasury shares acquired by Party A in response to demands for share purchase by dissenting shareholders pursuant to Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange).

Article 8 (Amendment of terms of the Share Exchange and termination of the Agreement)

If, between the Execution Date and the Effective Date of the Share Exchange, any natural disaster or other event causes a material change in the financial or business condition of Party A or Party B, circumstances arise or become apparent that materially impede the implementation of the Share Exchange, or it otherwise becomes difficult to achieve the purpose of the Agreement, Party A and Party B may, upon consultation and mutual agreement, amend the terms of the Share Exchange or any other provisions of the Agreement, or terminate the Agreement.

Article 9 (Effectiveness of the Agreement)

The Agreement shall cease to be effective if, by the day preceding the Effective Date of the Share Exchange, (i) approval of the Agreement or matters necessary for the Share Exchange has not been obtained at a General Meeting of Shareholders of Party A or Party B; (ii) approvals, etc., from the relevant authorities required by laws and regulations to implement the Share Exchange have not been obtained (including cases where the waiting period for the filing to be made by Party B in connection with the Share Exchange under the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947) has not expired by the day preceding the Effective Date of the Share Exchange, or where the Japan Fair Trade Commission has taken measures or procedures, including a cease and desist order, that prevent the Share Exchange); or (iii) the Agreement has been terminated pursuant to the preceding Article.

Article 10 (Governing law and agreed jurisdiction)

The Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court shall have exclusive jurisdiction as the court of first instance over all disputes arising out of or in connection with the Agreement.

Article 11 (Consultation)

Party A and Party B shall resolve in good faith through consultation any matters not stipulated in the Agreement or any doubts arising regarding its provisions, in accordance with the principle of good faith and fair dealing.

IN WITNESS WHEREOF, two copies of the Agreement have been prepared and each party has affixed its name and seal to each copy and shall retain one copy thereof.

September 30, 2026

Party A:

Jun Kawasaki [Seal]

Representative Director and President, President and Executive Officer

TSUKISHIMA HOLDINGS CO., LTD.

3-5-1 Harumi, Chuo-ku, Tokyo, Japan

Party B:

Toshikazu Tanaka [Seal]

Representative Director, President and CEO

Mitsubishi Kakoki Kaisha, Ltd.

2-1 Ohkawa-cho, Kawasaki-ku, Kawasaki, Kanagawa, Japan

3. Matters Concerning the Appropriateness of the Share Exchange Consideration

(1) Matters Concerning the Appropriateness of the Total Number or Total Amount of the Share Exchange Consideration

(I) Details of the allotment in the Share Exchange (share exchange ratio)

	Mitsubishi Kakoki (wholly owning parent company in the share exchange)	the Company (wholly owned subsidiary in the share exchange)
Exchange ratio in the share exchange	1	0.88
Number of shares to be delivered in the Share Exchange	Shares of the common stock of Mitsubishi Kakoki: 34,811,735 shares (scheduled)

(Note 1) Share allotment ratio

0.88 shares of the common stock of Mitsubishi Kakoki (“Stock of Mitsubishi Kakoki”) will be allotted and delivered for each share of the common stock of the Company (“Stock of the Company”). However, the share exchange ratio stated above (“Share Exchange Ratio”) is subject to change upon consultation between the Companies in the event of any material change to the conditions forming the basis of its calculation.

(Note 2) Number of shares to be delivered in the Share Exchange

34,811,735 shares of the Stock of Mitsubishi Kakoki (scheduled)

The above number of shares of the common stock is calculated based on the total number of issued shares of the Stock of the Company (40,125,800 shares) and the number of treasury shares (567,010 shares) of the Company as of June 30, 2026.

Upon the Share Exchange, Mitsubishi Kakoki plans to allot and deliver the number of shares of the Stock of Mitsubishi Kakoki calculated based on the Share Exchange Ratio to the shareholders of the Company as of the time immediately preceding the time when Mitsubishi Kakoki acquires all of the issued shares of the Company (“Record Time”), in exchange for the shares of the Stock of the Company held by them. In addition, regarding the shares of the Stock of Mitsubishi Kakoki to be delivered, Mitsubishi Kakoki plans to appropriate a portion of the treasury shares it holds and newly issue 34,151,480 shares of the common stock.

Furthermore, the actual number of shares of the common stock to be delivered by Mitsubishi Kakoki is subject to change in the future, as the Company plans to cancel, at the Record Time, all of its treasury shares held at the time immediately preceding the Record Time (including shares acquired upon demand for the purchase of shares by dissenting shareholders in connection with the Share Exchange pursuant to Article 785, Paragraph 1 of the Companies Act) by a resolution of the board of directors of the Company at a meeting to be held by the day immediately preceding the effective date of the Share Exchange.

(Note 3) Treatment of shares less than one unit

It is expected that some shareholders will newly hold shares of Mitsubishi Kakoki less than one unit in connection with the Share Exchange, but such shares cannot be sold on financial instruments exchange markets. Shareholders of the Company who will hold shares of Mitsubishi Kakoki less than one unit may use the following systems on or after the effective date of the Share Exchange.

(i) System for demanding the purchase of shares less than one unit (sale of shares less than one unit)

Pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act, shareholders may demand that Mitsubishi Kakoki purchase the shares less than one unit held by them.

(ii) System for purchasing additional shares less than one unit (purchase of additional shares to constitute one unit)

Pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the articles of incorporation of Mitsubishi Kakoki, shareholders may demand that Mitsubishi Kakoki sell them the number of shares that, together with the number of shares less than one unit to be held by them, will constitute one unit of shares (100 shares), except where Mitsubishi Kakoki does not hold the number of treasury shares to meet such demand.

(Note 4) Treatment of fractions of one share

With respect to the shareholders of the Company who will receive an allotment of fractions of one share of the Stock of Mitsubishi Kakoki in connection with the Share Exchange, Mitsubishi Kakoki will pay them an amount corresponding to such fractions of one share in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

(II) Basis for the details of the allotment in the Share Exchange

(i) Basis and reasons for the details of the allotment

To ensure the fairness and appropriateness of the Share Exchange Ratio in valuating the Share Exchange Ratio described in “(I) Details of the allotment in the Share Exchange (share exchange ratio)” above, the Company selected Nomura Securities Co., Ltd. (“Nomura Securities”), and Mitsubishi Kakoki selected Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as their respective financial advisors and third-party valuators independent of the Companies.

The Company engaged in careful and repeated discussions and deliberations based on the results of the valuation of the share exchange ratio and advice received from Nomura Securities, a third-party valuator, as described in “(i) Procurement of valuation reports from independent third-party valuators” under “(I) Measures to ensure fairness” under “(3) Matters Considered to Avoid Harming the Interests of the Company’s Shareholders” below, the legal advice from Nishimura & Asahi (Gaikokuho Kyodo Jigyo), as described in “(ii) Advice procured from independent law firms” under “(I) Measures to ensure fairness” under “(3) Matters Considered to Avoid Harming the Interests of the Company’s Shareholders” below, as well as the results of various due diligence processes conducted by the Company and its advisors on Mitsubishi Kakoki, among others, taking into account the financial conditions, performance trends, and stock price trends of the Companies. Consequently, the Company has determined that the Share Exchange Ratio described in “(I) Details of the allotment in the Share Exchange (share exchange ratio)” above is appropriate and that the Share Exchange will serve the interests of shareholders of the Company.

Mitsubishi Kakoki engaged in careful and repeated discussions and deliberations based on the results of the valuation of the share exchange ratio and advice received from Mitsubishi UFJ Morgan Stanley Securities, a third-party valuator, as described in “(i) Procurement of valuation reports from independent third-party valuators” under “(I) Measures to ensure fairness” under “(3) Matters Considered to Avoid Harming the Interests of the Company’s Shareholders” below, the legal advice from Anderson Mori & Tomotsune, as described in “(ii) Advice procured from independent law firms” under “(I) Measures to ensure fairness” under “(3) Matters Considered to Avoid Harming the Interests of the Company’s Shareholders” below, as well as the results of various due diligence processes conducted by Mitsubishi Kakoki and its advisors on the Company, among others, taking into account the financial conditions, performance trends, and stock price trends of the Companies. Consequently, Mitsubishi Kakoki has determined that the Share Exchange Ratio described in “(I) Details of the allotment in the Share Exchange (share exchange ratio)” above is appropriate and that the Share Exchange will serve the interests of shareholders of Mitsubishi Kakoki.

As outlined above, there have been careful and repeated negotiations and discussions between the Companies based on the results of the due diligence conducted by each of the Companies on the other. The Companies took into account the valuation and analysis results provided by third-party valuators and the advice of legal advisors and comprehensively considered the financial conditions, future prospects, and stock price trends of the Companies. As a result, the Companies have finally determined that the Share Exchange Ratio described in “(I) Details of the allotment in the Share Exchange (share exchange ratio)” above is appropriate and that the Share Exchange will serve the interests of the shareholders of the Companies. Consequently, at the Companies’ board of directors meetings held on September 30, 2026, resolutions were passed to enter into the Business Integration Agreement and the Share Exchange Agreement, and the Business Integration Agreement and the Share Exchange Agreement were executed.

(ii) Matters concerning valuation

(a) Valuators’ names and relationships with the Companies

Neither Nomura Securities nor Mitsubishi UFJ Morgan Stanley Securities is a related party of either of the Companies, and neither has any material interest in the Share Exchange that should be disclosed.

(b) Overview of valuation

Nomura Securities performed the valuations by adopting the following valuation methods: the market price average method, given that the shares of the Companies are listed on the Prime Market of Tokyo Stock Exchange, Inc. (“TSE”) and market prices are available; the comparable company analysis method, as there are several similar comparable listed companies for the Companies, allowing for the estimation by analogy of share value using this method; and the discounted cash flow method (“DCF Method”) to reflect the future state of their business activities in the valuation.

The valuation range for the share exchange ratio, with per-share value of the Stock of Mitsubishi Kakoki set at 1 under each method, is as follows:

Method adopted	Valuation range of the share exchange ratio
Market price average method	0.79 - 0.83
Comparable company analysis method	0.66 - 0.80
DCF Method	0.84 - 1.28

For the market price average method, setting the valuation reference date at September 29, 2026, Nomura Securities used the closing price of the stock of the Companies on the valuation reference date, as well as the simple average of closing prices on trading days during the most recent five business days, and the one-month, three-month, and six-month periods up to the valuation reference date, each on the TSE Prime Market.

Regarding the DCF Method, enterprise value has been determined by discounting the future cash flows generated by the Companies to their present value, based on the business plans provided by the Company, as well as the business plans that were provided by Mitsubishi Kakoki and acknowledged by the Company.

In valuating the share exchange ratio, Nomura Securities has assumed that the publicly available information and all pieces of information provided to Nomura Securities by the Companies are accurate and complete and has not independently verified the accuracy or completeness of such information. With regard to the assets and liabilities of the Companies and their affiliates (including financial derivative instruments, off-balance-sheet assets and liabilities, and other contingent liabilities), Nomura Securities has not conducted any independent evaluation, appraisal, or assessment, including an analysis and evaluation of individual assets and liabilities, nor has it requested any third-party institution to perform such an appraisal or assessment. Nomura Securities’ valuation of the share exchange ratio reflects the information and economic conditions available to Nomura Securities as of September 29, 2026. Nomura Securities assumes that the respective financial projections of the Companies (including income plans and other relevant information) have been reasonably reviewed and confirmed by their respective managements based on the best available forecasts and judgments at this time, and that the financial conditions of the Company and Mitsubishi Kakoki will evolve in accordance with those forecasts.

Additionally, the business plans of the Companies, which Nomura Securities used as the basis for the DCF Method, do not incorporate the synergies expected from the Share Exchange. Furthermore, the business plans of the Company and Mitsubishi Kakoki, both for the period from the fiscal year ending March 31, 2027 through the fiscal year ending March 31, 2030, which Nomura Securities used as assumptions for the DCF Method, include a fiscal year or fiscal years in which significant changes in free cash flow are projected compared to the previous fiscal year. Specifically, for the Company, a substantial increase in free cash flow is projected for the fiscal year ending March 31, 2028, due to a smaller increase in working capital and a decrease in capital expenditures, and for the fiscal year ending March 31, 2030, a substantial increase in free cash flow is projected due to a smaller increase in working capital. For Mitsubishi Kakoki, a significant increase in free cash flow is projected for the fiscal year ending March 31, 2029 and the fiscal year ending March 31, 2030 due to a decline in capital expenditures beginning in the fiscal year ending March 31, 2028.

Mitsubishi UFJ Morgan Stanley Securities adopted the following valuation methods for each of the Companies and performed the valuations: a market share price analysis, given that the Companies’ shares are listed on a financial instruments exchange and have respective market prices; a comparable company analysis, as there are multiple comparable similar listed companies for the Companies, allowing for the estimation by analogy of their share value through such analysis; and a discounted cash flow analysis (“DCF Analysis”) to reflect the future state of their business activities in the valuation.

For the market share price analysis, setting the valuation reference date at September 29, 2026, Mitsubishi UFJ Morgan Stanley Securities used the closing price on the valuation reference date, as well as the simple average of the closing prices on each trading day during the one-month, three-month, and six-month periods up to the valuation reference date, each on the TSE.

The valuation in the DCF Analysis is based on various factors, including the revenue and investment plans set forth in the financial forecasts presented by the Companies’ respective managements, which the Companies agreed to use for valuation purposes, the results of due diligence conducted on the Companies, and other publicly available information. Please note that the financial forecasts of the Companies used as assumptions in the valuation do not include any fiscal year in which significant increases or decreases in income are anticipated.

The valuation results for each method are indicated below. The following is the valuation range for the number of shares of the Stock of Mitsubishi Kakoki to be allotted for each share of the Stock of the Company, based on each method.

Method adopted	Valuation range of the share exchange ratio
Market share price analysis	0.79 - 0.83
Comparable company analysis	0.52 - 1.23
DCF Analysis	0.70 - 1.24

(Note) The analysis by Mitsubishi UFJ Morgan Stanley Securities and the analysis of the share exchange ratio on which it is based are intended solely for the reference of the board of directors of Mitsubishi Kakoki. These analyses are not a financial opinion or recommendation by Mitsubishi UFJ Morgan Stanley Securities or its affiliates. They do not express an opinion or make a recommendation to the shareholders of the Company or Mitsubishi Kakoki regarding their approval of the Share Exchange, the transfer and acquisition of shares, the exercise of voting rights or other shareholder rights, their consent to the Share Exchange, or any other related matters. In analyzing and valuating the share exchange ratio, Mitsubishi UFJ Morgan Stanley Securities has relied on information that has already been made public, that was provided by the Company or Mitsubishi Kakoki, or otherwise made available to it, assuming that such information is accurate and complete, without independently conducting a verification of the accuracy or completeness of said information. Furthermore, Mitsubishi UFJ Morgan Stanley Securities assumes that the financial forecasts have been reasonably prepared and compiled by the respective managements of the Companies to reflect the best available forecasts and judgments at the time they were provided regarding their future financial conditions. Mitsubishi UFJ Morgan Stanley Securities has not conducted its own evaluation or appraisal of the assets and liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of the Company, Mitsubishi Kakoki, and their respective affiliates. Mitsubishi UFJ Morgan Stanley Securities has not been provided with any such evaluation or appraisal, nor has it requested any third-party institution to conduct appraisal or evaluation. Mitsubishi UFJ Morgan Stanley Securities’ analysis is predicated on economic, financial, market, and other conditions as of the valuation reference date of the share exchange ratio valuation report, and is based on information available to Mitsubishi UFJ Morgan Stanley Securities as of that date. Events occurring on or after that date may have an impact on the assumptions used in Mitsubishi UFJ Morgan Stanley Securities’ analysis and the preparation of the share exchange ratio valuation report. However, Mitsubishi UFJ Morgan Stanley Securities is not obligated to update, revise, or reaffirm the share exchange ratio valuation report or its analysis. Furthermore, the preparation of the share exchange ratio valuation report and the underlying analysis involved a complex process and may not be suitable for partial analysis or summary presentation. The valuation ranges, based on specific analyses described herein, should not be construed as the Company’s or Mitsubishi Kakoki’s actual value as assessed by Mitsubishi UFJ Morgan Stanley Securities.

(2) Reasons for Selecting Such Type of Property as the Exchange Consideration

The Companies have selected the common stock of Mitsubishi Kakoki, which will become the wholly owning parent company in the Share Exchange, as the exchange consideration for the Share Exchange.

The Company believes that this selection is appropriate for the following reasons: the Stock of Mitsubishi Kakoki is listed on the Prime Market of the TSE and will continue to be tradable on that market on and after the effective date of the Share Exchange; and the Company’s shareholders can also be expected to benefit from the synergies arising from the Business Integration described in “1. Reasons for the Share Exchange” above.

As a result of the Share Exchange, Mitsubishi Kakoki is scheduled to acquire all of the issued shares in the Company on April 1, 2027, the effective date of the Share Exchange. Prior to that, shares of the Stock of the Company are scheduled to be delisted on March 30, 2027, following the prescribed procedures in accordance with the TSE’s delisting criteria (the last trading day will be March 29, 2027).

Meanwhile, the Stock of Mitsubishi Kakoki, which serves as the consideration for the Share Exchange, is listed on the Prime Market of the TSE and will continue to be tradable on that market.

After the delisting of the Stock of the Company, the Stock of the Company will no longer be tradable on the Prime Market of the TSE. However, since the Stock of Mitsubishi Kakoki to be allotted to the shareholders of the Company through the Share Exchange is listed on the Prime Market of the TSE and will continue to be tradable on the financial instruments exchange market on and after the effective date of the Share Exchange, the Company believes that it will be able to continue to provide share liquidity to those shareholders of the Company who hold 114 or more shares of the Stock of the Company at the Record Time and thereby receive through the Share Exchange an allotment of 100 or more shares of the Stock of Mitsubishi Kakoki, which is the number of shares constituting one unit of the Stock of Mitsubishi Kakoki.

On the other hand, shareholders of the Company who hold fewer than 114 shares of the Stock of the Company as of the Record Time will be allotted the Stock of Mitsubishi Kakoki that are fewer than 100 shares, which is the number of shares constituting one unit of the Stock of Mitsubishi Kakoki. Although such shares less than one unit cannot be sold on financial instruments exchange markets, shareholders who will hold shares less than one unit may demand that Mitsubishi Kakoki purchase the shares less than one unit held by them. In addition, such shareholders may also purchase from Mitsubishi Kakoki the number of shares that, together with the number of shares less than one unit to be held by them, will constitute one unit of shares, except where Mitsubishi Kakoki does not hold the number of treasury shares to meet such demand for additional purchase. For details, please see “(Note 3) Treatment of shares less than one unit” under “(I) Details of the allotment in the Share Exchange (share exchange ratio)” under “(1) Matters Concerning the Appropriateness of the Total Number or Total Amount of the Share Exchange Consideration” above. In addition, for details of the treatment of fractions of one share arising in connection with the Share Exchange, please see “(Note 4) Treatment of fractions of one share” under “(I) Details of the allotment in the Share Exchange (share exchange ratio)” under “(1) Matters Concerning the Appropriateness of the Total Number or Total Amount of the Share Exchange Consideration” above.

The shareholders of the Company may continue to trade the shares of the Stock of the Company held by them on the Prime Market of the TSE until March 29, 2027 (scheduled), which is the last trading day, and may also exercise their lawful rights provided for in the Companies Act and other relevant laws and regulations until the Record Time.

(3) Matters Considered to Avoid Harming the Interests of the Company’s Shareholders

(I) Measures to ensure fairness

To ensure the fairness of the Share Exchange, the Companies have implemented the following measures:

(i) Procurement of valuation reports from independent third-party valuators

In order to ensure the fairness and appropriateness of the Share Exchange, on September 29, 2026, the Company obtained a valuation report regarding the share exchange ratio from Nomura Securities, a third-party valuator independent of the Companies. For the outline of the valuation report, please see “(ii) Matters concerning valuation” under “(II) Basis for the details of the allotment in the Share Exchange” under “(1) Matters Concerning the Appropriateness of the Total Number or Total Amount of the Share Exchange Consideration” above.

Meanwhile, in order to ensure the fairness and appropriateness of the Share Exchange, on September 29, 2026, Mitsubishi Kakoki obtained a valuation report regarding the share exchange ratio from Mitsubishi UFJ Morgan Stanley Securities, a third-party valuator independent of the Companies. For the outline of the valuation report, please see “(ii) Matters concerning valuation” under “(II) Basis for the details of the allotment in the Share Exchange” under “(1) Matters Concerning the Appropriateness of the Total Number or Total Amount of the Share Exchange Consideration” above.

(ii) Advice procured from independent law firms

In order to ensure the fairness and legality of the board of directors’ decision-making regarding the Business Integration, the Company has obtained advice from Nishimura & Asahi (Gaikokuho Kyodo Jigyo), its legal advisor, regarding the various procedures for the Business Integration and the methods and processes of the board of directors’ decision-making from a legal perspective.

Meanwhile, in order to ensure the fairness and legality of the board of directors’ decision-making regarding the Business Integration, Mitsubishi Kakoki has obtained advice from Anderson Mori & Tomotsune, its legal advisor, regarding the various procedures for the Business Integration and the methods and processes of the board of directors’ decision-making from a legal perspective.

Nishimura & Asahi (Gaikokuho Kyodo Jigyo) and Anderson Mori & Tomotsune are both independent of the Companies and have no material interest in either of them.

(II) Measures to avoid conflict of interest

As no particular conflict of interest arises between the Company and Mitsubishi Kakoki in connection with the Share Exchange, no special measures have been taken.

(4) Matters Concerning the Appropriateness of the Amounts of Stated Capital and Reserves of Mitsubishi Kakoki, Which Will Become the Wholly Owning Parent Company in the Share Exchange

The amounts of stated capital, capital reserve, and retained earnings reserve of Mitsubishi Kakoki to be increased through the Share Exchange will be the amounts separately determined by Mitsubishi Kakoki in accordance with the provisions of Article 39 of the Regulation on Corporate Accounting. Such treatment is determined within the scope of laws and regulations after comprehensively taking into consideration and examining Mitsubishi Kakoki’s financial condition, capital policy, and other circumstances, and the Company has determined that it is appropriate.

4. Matters to be Referred to Concerning the Share Exchange Consideration

(1) Provisions of the Articles of Incorporation of Mitsubishi Kakoki

The articles of incorporation of Mitsubishi Kakoki are posted on the Company’s website (https://www.tsk-g.co.jp) pursuant to laws and regulations and Article 15 of the Company’s articles of incorporation.

(2) Matters Concerning the Method of Realizing the Exchange Consideration

(I) Market on which the Exchange Consideration is traded

The Stock of Mitsubishi Kakoki is traded on the Prime Market of the TSE.

(II) Persons who act as intermediaries, brokers, or agents for transactions of the Exchange Consideration

Intermediary, brokerage, and other services for transactions of the Stock of Mitsubishi Kakoki are provided by financial instruments business operators (securities companies, etc.) throughout Japan.

(III) Details of any restrictions on the transfer or other disposal of the Exchange Consideration

Not applicable.

(3) Matters Concerning the Market Price of the Exchange Consideration

The simple averages of the closing prices of the Stock of Mitsubishi Kakoki on the Prime Market of the TSE for the one-month, three-month, and six-month periods up to and including September 29, 2026, the business day immediately preceding September 30, 2026, the date on which the execution of the Share Exchange Agreement was announced (with fractions of less than one yen rounded to the nearest yen), are 3,338 yen, 3,334 yen, and 3,384 yen, respectively. The latest market price, etc. of the Stock of Mitsubishi Kakoki is available on the website of the TSE (https://www.jpx.co.jp/), etc.

(4) Details of the Balance Sheets of Mitsubishi Kakoki for Each Fiscal Year Ended During the Past Five Years

As Mitsubishi Kakoki has filed annual securities reports pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act for each of such fiscal years, the description thereof is omitted.

5. Matters Concerning the Appropriateness of the Provisions Regarding Share Options in Connection with the Share Exchange

Not applicable, as the Company has not issued any share options or bonds with share options.

6. Matters Concerning Financial Statements, etc.

(1) Details of the Financial Statements, etc. of Mitsubishi Kakoki for the Most Recent Fiscal Year

The details of the financial statements, etc. of Mitsubishi Kakoki for the most recent fiscal year are posted on the Company’s website (https://www.tsk-g.co.jp) pursuant to laws and regulations and Article 15 of the Company’s articles of incorporation.

(2) Details of Events Occurring after the Last Day of the Most Recent Fiscal Year of Mitsubishi Kakoki that Have a Material Impact on the Status of Company Assets, Such as the Disposal of Material Assets or the Assumption of Material Obligations

(I) Execution of the Business Integration Agreement, the Share Exchange Agreement, and the Absorption-type Company Split Agreement

At the meeting of its board of directors held on September 30, 2026, Mitsubishi Kakoki resolved, in connection with the Business Integration, to conduct the Share Exchange, in which Mitsubishi Kakoki will be the wholly owning parent company in the share exchange and the Company will be the wholly owned subsidiary in the share exchange, and the Business Integration Agreement and the Share Exchange Agreement were executed between the Companies on the same date.

In addition, at the meeting of its board of directors held on the same date, Mitsubishi Kakoki resolved to conduct the Absorption-type Company Split, in which Mitsubishi Kakoki will be the splitting company in the Absorption-type Company Split and the Preparatory Company, a wholly owned subsidiary of Mitsubishi Kakoki, will be the succeeding company in the Absorption-type Company Split, and executed the Absorption-type Company Split Agreement on the same date.

(II) Reduction in the Amounts of Stated Capital, Capital Reserve, and Retained Earnings Reserve

At the meeting of its board of directors held on October 30, 2026, Mitsubishi Kakoki determined to submit to its extraordinary general meeting of shareholders scheduled to be held on December 4, 2026, a proposal to, with an effective date of March 31, 2027 (scheduled), (i) reduce the amount of its stated capital by 3,856,975,000 yen and transfer the same amount to other capital surplus, (ii) reduce the amount of its capital reserve by 4,202,882,463 yen and transfer the same amount to other capital surplus, and (iii) reduce the amount of its retained earnings reserve by 840,382,512 yen and transfer the same amount to retained earnings brought forward.

(III) Reduction in the Amount of Capital Reserve

At the meeting of its board of directors held on October 30, 2026, Mitsubishi Kakoki determined to submit to its extraordinary general meeting of shareholders scheduled to be held on December 4, 2026, a proposal to, with an effective date of April 1, 2027 (scheduled), reduce the amount of its capital reserve by 43,000,000,000 yen and transfer the same amount to other capital surplus.

(IV) Dividends of surplus

Based on a resolution adopted at its annual general meeting of shareholders held on June 26, 2026, Mitsubishi Kakoki paid dividends of surplus of 75 yen per share, totaling 1,731 million yen, with a record date of March 31, 2026, and an effective date of June 29, 2026.

(3) Details of Events Occurring after the Last Day of the Most Recent Fiscal Year of the Company that Have a Material Impact on the Status of Company Assets, Such as the Disposal of Material Assets or the Assumption of Material Obligations

(I) Execution of the Business Integration Agreement and the Share Exchange Agreement

At the meeting of its board of directors held on September 30, 2026, the Company resolved, in connection with the Business Integration, to conduct the Share Exchange, in which Mitsubishi Kakoki will be the wholly owning parent company in the share exchange and the Company will be the wholly owned subsidiary in the share exchange, and the Business Integration Agreement and the Share Exchange Agreement were executed between the Companies on the same date.

(II) Determination of matters relating to the acquisition of treasury shares

At the meeting of its board of directors held on September 30, 2026, the Company determined matters relating to the acquisition of treasury shares. The Company plans to acquire up to 1,000,000 shares of the Stock of the Company for an aggregate acquisition price of up to 3 billion yen during the acquisition period from October 5, 2026, to March 19, 2027.

(III) Disposal of treasury shares as restricted stock compensation

At the meeting of its board of directors held on June 24, 2026, the Company resolved to dispose of treasury shares as restricted stock compensation, and the payment procedures were completed on July 17, 2026. The outline of such disposal is as follows.

1. Class and number of shares to be disposed	43,433 shares of the Stock of the Company
2. Disposal price	2,634 yen per share
3. Total amount of disposal	114,402,522 yen
4. Allottees, number thereof, and number of shares to be disposed of

Two directors of the Company (excluding outside directors):

9,726 shares

Five executive officers of the Company: 2,237 shares

23 persons, being some of the directors of the Company’s subsidiaries: 31,470 shares

5. Disposal date	July 17, 2026

(IV) Dividends of surplus

Based on a resolution adopted at the meeting of its board of directors held on May 12, 2026, the Company paid dividends of surplus of 43 yen per share, totaling 1,701 million yen, with a record date of March 31, 2026, and an effective date of June 4, 2026.

Proposal No. 2 Partial Amendments to the Articles of Incorporation

1. Reason for the Amendments

If Proposal No. 1, “Approval of the Share Exchange Agreement,” is approved as originally proposed and the Share Exchange becomes effective, the Joint Holding Company will become the sole shareholder of the Company. As a result, it will no longer be necessary to establish a record date for determining voting rights at the annual general meeting of shareholders.

Accordingly, subject to the effectiveness of the Share Exchange, the Company proposes to delete Article 13 (Record Date for the Annual General Meeting of Shareholders) of the current Articles of Incorporation in its entirety and renumber the subsequent articles accordingly.

2. Details of the Amendments

The proposed amendments are as follows. These amendments shall become effective on April 1, 2027, the scheduled effective date of the Share Exchange, subject to the approval of Proposal No. 1, “Approval of the Share Exchange Agreement” and the effectiveness of the Share Exchange.

Current Articles of Incorporation	Proposed Amendments
Articles 1 through 12 (Omitted)	Articles 1 through 12 (Omitted)
(Record Date for the Annual General Meeting of Shareholders) Article 13 The record date for voting rights at the annual general meeting of shareholders shall be March 31 of each year.	(Deleted)
Articles 14 through 40 (Omitted)	Articles 13 through 39 (Unchanged except for renumbering)

Proposal No. 3: Partial Revision of the Restricted Stock Compensation Plan for Directors (excluding Outside Directors)

The Company previously obtained shareholder approval at the 157th Annual General Meeting of Shareholders held on June 25, 2019, for the establishment of a remuneration limit and other matters in connection with the introduction of a Restricted Stock Compensation Plan (the “Plan”) for directors excluding outside directors (the “Eligible Directors”).

If Proposal No. 1, “Approval of the Share Exchange Agreement,” is approved as originally proposed at the EGM and the Share Exchange becomes effective, the Company will become a wholly-owned subsidiary of the Joint Holding Company. The purpose of this revision to the Plan (the “Revision”) is to continue providing the Eligible Directors with incentives to contribute to the sustainable enhancement of the corporate value of the Joint Holding Company Group, including the Company, and to further align their interests with those of shareholders by maintaining the transfer restrictions on the common shares of the Joint Holding Company to be delivered upon the Share Exchange in exchange for the restricted shares previously granted to the Eligible Directors (the “Exchanged Shares”).

The Revision is subject to the approval of Proposal No. 1, “Approval of the Share Exchange Agreement,” as originally proposed at the EGM. The Revision applies to the restricted stock compensation that has already been granted under the existing Plan and to the Exchanged Shares.

Following deliberation by, and the recommendation of, the Nomination and Remuneration Advisory Committee, the Company believes that the terms of the Plan as revised are appropriate in light of the purpose of the Revision.

There are currently four (4) Eligible Directors, and this number will remain unchanged after the conclusion of the EGM.

1. Outline of the Revision of the Plan Concerning the Treatment upon the Share Exchange

Under the current Plan, where during the transfer restriction period a merger agreement under which the Company becomes an absorbed company, a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary, or any other organizational restructuring transaction is approved by the General Meeting of Shareholders of the Company or, where shareholder approval is not required, by the Board of Directors, the Company shall, by resolution of the Board of Directors, prior to the effective date of such organizational restructuring transaction, (i) lift the transfer restrictions on a reasonable number of the Company’s common shares allotted under the restricted stock allotment agreement (the “Allotted Shares”), determined based on the period from the commencement of the transfer restriction period to the approval date of such organizational restructuring transaction, and (ii) automatically acquire without consideration the Allotted Shares for which transfer restrictions have not been lifted.

In this regard, under the Revision, in order to replace all restricted shares previously granted to the Eligible Directors with restricted stock compensation represented by the Exchanged Shares following the effectiveness of the Share Exchange, the Company will neither lift the transfer restrictions on those restricted shares nor automatically acquire those restricted shares without consideration in connection with the Share Exchange.

2. Outline of the Revision of the Plan to Cover the Exchanged Shares

As the Company’s restricted shares already granted to the Eligible Directors will be replaced with the Exchanged Shares following the effectiveness of the Share Exchange, the amount and specific details of the remuneration, etc. under the Plan will be revised as follows.

If this proposal is approved, the Company intends to reach the necessary agreements with the Eligible Directors and the Joint Holding Company in order to reflect the Revision in the restricted stock allotment agreements relating to the Allotted Shares previously granted to the Eligible Directors.

	Current	Revised
Shares subject to the Plan	Common shares of the Company	Common shares of the Joint Holding Company (the Exchanged Shares)

Amount of remuneration, etc.	The total amount of the monetary compensation claims to be paid for the purpose of granting restricted shares shall be 80 million yen or less per year.

The Exchanged Shares will be delivered upon the Share Exchange in exchange for the common shares of the Company already granted. Therefore, no new monetary compensation claims will be granted and no payment will be required.

The amount of compensation will be calculated based on the market value of the Exchanged Shares.

Number of shares to be granted

The total number of the common shares of the Company to be issued or disposed of as restricted shares shall be 93,000 or less per year. However, in case of share split (including allotment of common shares of the Company without consideration), or share consolidation of the common shares of the Company, or any other circumstances that require adjustment to the total number of common shares of the Company to be issued or disposed of as restricted shares, such total number of shares shall be adjusted within a reasonable range.

Upon the Share Exchange, the Eligible Directors will receive the number of Exchanged Shares calculated by multiplying the number of restricted shares already granted (93,000 or less per year) by 0.88, the share exchange ratio.

The Exchanged Shares will be delivered upon the Share Exchange, and no new shares will be issued or disposed of.

Transfer restriction period	A period as prescribed by the Board of Directors beforehand ranging from three (3) to thirty (30) years following the allotment	The remaining portion, as of the effective date of the Share Exchange, of the transfer restriction period applicable to the Allotted Shares before the Revision

Procedures for loss of position of the Eligible Director

When the Eligible Director loses his/her position as Director of the Company prior to the expiration of the transfer restriction period, the Company shall automatically acquire the Allotted Shares without consideration, unless such loss of position is due to justifiable reasons including expiration of the term of his/her office or death.

When the Eligible Director loses all of his/her positions as director or executive officer of the Joint Holding Company or any of its subsidiaries (the “Covered Positions”) prior to the expiration of the transfer restriction period, the Joint Holding Company shall automatically acquire the Exchanged Shares without consideration, unless such loss of position is due to justifiable reasons including expiration of the term of his/her office or death.

Lifting of transfer restrictions

The transfer restrictions shall be lifted for all of the Allotted Shares upon expiration of the transfer restriction period, on condition that the Eligible Director has continuously held the position of Director of the Company during such transfer restriction period.

The transfer restrictions shall be lifted for all of the Exchanged Shares upon expiration of the transfer restriction period, on condition that the Eligible Director has continuously held any of the Covered Positions during such transfer restriction period. However,

However, if the Eligible Director loses his/her position prior to the expiration of the transfer restriction period due to justifiable reasons including expiration of the term of his/her office or death, the number of the Allotted Shares subject to such lifting of the transfer restrictions as well as the timing thereof shall be reasonably adjusted as appropriate. Furthermore, the Company shall automatically acquire without consideration the Allotted Shares not yet subject to the lifting of the transfer restrictions, immediately after such lifting pursuant to the provisions above.

if the Eligible Director loses all of the Covered Positions prior to the expiration of the transfer restriction period due to justifiable reasons including expiration of the term of his/her office or death, the number of the Exchanged Shares subject to such lifting of the transfer restrictions as well as the timing thereof shall be reasonably adjusted as appropriate. Furthermore, the Joint Holding Company shall automatically acquire without consideration the Exchanged Shares not yet subject to the lifting of the transfer restrictions, immediately after such lifting pursuant to the provisions above.

Procedures in case of organizational restructuring, etc.

If matters related to a merger agreement in which the Company is to become an absorbed company, a share exchange agreement or share transfer plan in which the Company is to become a wholly-owned subsidiary, or other organizational restructuring, etc., are approved during the transfer restriction period by the General Meeting of Shareholders of the Company (or by the Board of Directors of the Company where such organizational restructuring, etc., does not require approval of the General Meeting of Shareholders of the Company), the Company shall lift the transfer restrictions prior to the effective date of such organizational restructuring, etc., by the resolution of the Board of Directors of the Company. The lifting applies to the number of the Allotted Shares as determined reasonably commensurate with the length of the period between the beginning of the transfer restriction period and the date of approval for the organizational restructuring, etc. In such case, the Company shall automatically acquire without consideration the Allotted Shares not subject to the lifting of the transfer restrictions, immediately after the lifting of the transfer restrictions.

If matters related to a merger agreement in which the Joint Holding Company is to become an absorbed company, a share exchange agreement or share transfer plan in which the Joint Holding Company is to become a wholly-owned subsidiary, or other organizational restructuring, etc., are approved during the transfer restriction period by the General Meeting of Shareholders of the Joint Holding Company (or by the Board of Directors of the Joint Holding Company where such organizational restructuring, etc., does not require approval of the General Meeting of Shareholders of the Joint Holding Company), the transfer restrictions shall be lifted prior to the effective date of such organizational restructuring, etc., by the resolution of the Board of Directors of the Company. The lifting applies to the number of the Exchanged Shares as determined reasonably commensurate with the length of the period between the beginning of the transfer restriction period applicable to the Allotted Shares before the Revision and the date of approval for the organizational restructuring, etc. In such case, the Joint Holding Company shall automatically acquire without consideration the Exchanged Shares not subject to the lifting of the transfer restrictions, immediately after the lifting of the transfer restrictions.

Other matters	Any other matters related to the allotment agreement shall be determined by the Board of Directors of the Company.	(Unchanged)

Q&A Regarding the Business Integration with Mitsubishi Kakoki

Matters Concerning the Background and Purpose of the Business Integration

Q. Please explain the background to the business integration with Mitsubishi Kakoki.

A. In Japan, the declining population is causing the domestic market to shrink and giving rise to challenges such as labor shortages and the transfer of technical expertise to the next generation. At the same time, there is growing demand for solutions to environmental issues, including carbon neutrality and resource circulation.

Against this backdrop, while our water environment business has continued to perform strongly, achieving further growth and improving profitability in our industrial business have remained key challenges. Mitsubishi Kakoki, on the other hand, has achieved high profitability in the industrial sector, but has faced the challenge of expanding its public-private partnership business in the water environment sector.

Both companies share manufacturing at the core of their businesses and operate highly compatible business models, encompassing not only the manufacture and sale of individual equipment but also plant engineering and after-sales services. The two companies determined that, by leveraging their respective strengths to address the challenges faced by the other, they could establish a stronger business foundation, thereby achieving sustainable growth and enhancing corporate value. Accordingly, we decided to proceed with the Business Integration.

Q. What has been the relationship between the Company and Mitsubishi Kakoki to date?

A. Mitsubishi Kakoki was established in 1935 with investments from Mitsubishi group companies and the Company, then known as Tsukishima Kikai. At the time of Mitsubishi Kakoki’s establishment, the Company dispatched senior technical personnel in areas such as design and manufacturing to Mitsubishi Kakoki, and the two companies have maintained close ties ever since. Sharing a common aspiration to promote the domestic production of industrial machinery, the two companies have developed their respective businesses over many years.

In addition to these longstanding historical ties, the two companies’ current businesses are highly compatible. We therefore believe that bringing together the respective strengths of the two companies will enable us to achieve further growth and enhance corporate value.

Q. What does the integrated company aim to achieve following the Business Integration?

A. Following the Business Integration, the two companies will combine the technological capabilities, customer bases, and business expertise they have developed over the years, with the aim of becoming “a leading machinery and engineering company supporting water, energy, and industrial infrastructure.”

By combining the water infrastructure-related fields in which the Group has strengths with the industrial and energy-related fields in which Mitsubishi Kakoki excels, we aim to expand our business domains and improve profitability.

For the fiscal year ending March 31, 2027, the two companies expect to generate combined net sales of ¥230 billion and operating income of ¥20 billion. By generating synergies through initiatives such as cross-selling of individual equipment and the mutual utilization of technologies and human resources, we aim to achieve net sales of ¥350 billion and operating income of at least ¥30 billion for the fiscal year ending March 31, 2036.

Matters Concerning Shares

Q. Why did you choose a share exchange as the method of implementing the Business Integration?

A. Based on the principle of equality, the two companies had considered establishing a new integrated company through a joint share transfer. However, as this method would require the filing of a registration statement on Form F-4 with the U.S. Securities and Exchange Commission (SEC), which would involve considerable time and expense, the companies decided to adopt a share exchange structure under which shares of Mitsubishi Kakoki are allotted to our shareholders, in order to implement the Business Integration more smoothly and expeditiously.

Under the Share Exchange, Mitsubishi Kakoki will become the wholly owning parent company and the Company will become the wholly owned subsidiary. However, the Business Integration remains based on the principle of equality. For accounting purposes, the Company is expected to be identified as the acquirer.

Q. Will the stock name or securities code change? When will shares of the new company become tradable?

A. In connection with the Share Exchange, the shares of the Company (securities code: 6332) will be delisted on March 30, 2027. Our shareholders will be allotted 0.88 shares of common stock of Mitsubishi Kakoki (securities code: 6331) for each share of the Company they hold, and those shares will be tradable as shares of the integrated company from April 1, 2027.

The stock name will be changed to “Mitsubishi Tsukishima Kakoki Holdings Co., Ltd.” and the securities code “6331,” currently used by Mitsubishi Kakoki, will continue to be used.

Q. Are shareholders required to take any action? How will fractional shares resulting from the Share Exchange be treated?

A. No particular action will be required on the part of our shareholders. Shares of the integrated company will automatically be allotted and delivered to the securities accounts currently maintained by shareholders.

Shareholders of the Company who will be allotted a fraction of less than one share of Mitsubishi Kakoki’s common stock in connection with the Share Exchange will receive a cash payment corresponding to that fraction. Such payment is expected to be made together with the dividend for the fiscal year ending March 31, 2027.

Matters Concerning Shareholder Benefits

Q. What will happen to the shareholder benefit program going forward?

A. With respect to our shareholder benefit program for shareholders of record as of March 31, 2027, we announced on November 6, 2026 that the program would be implemented.

With respect to the shareholder benefit program of the integrated company for shareholders of record as of September 30, 2027 and on subsequent record dates, we are engaging in constructive discussions with Mitsubishi Kakoki, based on our current shareholder benefit program, which has been well received by our shareholders. Specific details will be announced promptly once determined following the establishment of the integrated company.

Shareholder Returns and Measures to Address EPS Dilution

Q. Please explain the Company’s approach to addressing EPS dilution and improving ROE.

A. The integrated company’s medium-term management plan, which will set out its management strategy and quantitative targets, is scheduled to be announced in the fall of 2027. Prior to that, the integrated company plans to announce its capital policy aimed at improving EPS and ROE in conjunction with the announcement of its financial results scheduled for May 2027.

In addition to achieving profit growth through the early realization of synergies, the integrated company aims to improve EPS and ROE by combining such growth with capital measures, including share repurchases.

With respect to share repurchases, the two companies are considering commencing such repurchases as early as practicable following the establishment of the integrated company, while striking an appropriate balance with growth investments. The two companies intend to offset and eliminate the dilutive impact of the Share Exchange on EPS within approximately two years after the effective date of the Share Exchange. Based on current estimates, the total amount required for such share repurchases is expected to be approximately ¥25 billion.

In addition, to commemorate the Business Integration and express our appreciation to shareholders for their continued support, we plan to pay a commemorative dividend of ¥5 per share as part of the year-end dividend for the fiscal year ending March 31, 2027. As a result, the annual dividend is expected to be ¥93 per share, comprising an ordinary dividend of ¥88 per share and a commemorative dividend of ¥5 per share.

Note: For details of the commemorative dividend, please refer to the “Notice Concerning Determination of Dividend of Surplus (Interim Dividend) and Revision of Year-End Dividend Forecast” dated November 6, 2026.

ARTICLES OF INCORPORATION

MITSUBISHI KAKOKI KAISHA, LTD.

ARTICLES OF INCORPORATION

OF

MITSUBISHI KAKOKI KAISHA, LTD.

CHAPTER I. GENERAL PROVISIONS

Article 1. Trade Name

The name of the Company shall be Mitsubishi Kakoki Kabushiki Kaisha.

In English, it shall be called Mitsubishi Kakoki Kaisha, Ltd.

Article 2. Objectives and Purposes

The Company’s objectives are to engage in the following businesses:

1.

The manufacture, repair and sale of plants and equipment for oil refining, petro-chemical industry, gas industry, iron manufacturing, atomic energy, fertilizer industry, food industry, medical industry and other various chemical and general industries;

2.	The manufacture, repair and sale of plants and equipment for air pollution prevention, water treatment, waste treatment, and other pollution prevention and environmental sanitation;

3.	The manufacture, repair and sale of centrifugal separators, filters, dryers, agitators, dust collectors, cleaning machines and other general machinery;

4.	The manufacture, repair and sale of luminaires;

5.	The manufacture and sale of various high-pressure gases;

6.	The vapor deposition on optical parts, mechanical parts, tools, personal ornaments and other glass, metal and plastic products, and the manufacture and sale of such vapor deposited products;

7.

The design, supervision and construction of projects in areas including civil engineering, building, piping, tiling, brick and block, steel structures, installation of machinery and apparatuses, water supply facilities, waste treatment facilities, scaffolding, earthworks, and painting;

8.	Engineering business and lease of the items listed in the preceding Items;

9.	Cleaning services for buildings, structures, industrial equipment, machinery apparatuses and parts;

10.

The manufacture and sale of chemicals, extracts from animals and plants, chemical products such as deodorants and aromatics that contain any of the foregoing, medicines, quasi-pharmaceutical products, processed foods such as starch food, protein food, vitamin food and calcium food, food additives, fodder and fodder additives;

11.	Consulting services and the sale of technology related to the items listed in the preceding Items;

12.	Nonlife insurance agency business;

13.	Purchase and sale of construction materials, office consumable supplies, factory consumables such as tools, welding auxiliary materials and oils, clothing and daily necessaries;

14.	Business concerning the treatment of various waste matters;

15.	Purchase, sale, leasing and management of real estate;

16.	Services related to power generation and electricity sales;

17.	Agency and intermediary business connected with the activities itemized in the preceding Items; and

18.	All businesses incidental to the activities in the preceding Items.

Article 3. Location of Head Office

The Company shall have its head office in Kawasaki-ku, Kawasaki-shi, Kanagawa.

Article 4. Governing Bodies

In addition to the General Meeting of Shareholders and Directors, the Company shall have the following bodies:

(1) Board of Directors;

(2) Audit and Supervisory Committee; and

(3) Accounting Auditors.

Article 5. Method of Public Notices

The method of public notices of the Company shall be electronic public notices; provided, however, that if the Company is prevented from giving such public notices in the form of electronic media due to accidents or other causes beyond its control, public notices of the Company shall be given by publication in the Nihon Keizai Shimbun.

CHAPTER II. SHARES

Article 6. Total Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Company shall be forty-eight million (48,000,000) shares.

Article 7. Acquisition of Own Shares

The Company may, by resolution of the Board of Directors, acquire its own shares through market transactions or otherwise pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

Article 8. Number of Shares Constituting One Unit

The number of shares constituting one unit of the Company shall be one hundred (100).

Article 9. Rights concerning Shares Less Than One Unit

Shareholders holding Shares Less than One Unit of the Company are not entitled to exercise any rights other than those enumerated below.

(1) The rights provided for in each item of Article 189, Paragraph 2 of the Companies Act;

(2) The right to make a claim as provided in Article 166, Paragraph 1 of the Companies Act; and

(3) The right to receive an allotment of shares for subscription and an allotment of stock acquisition rights for subscription, in proportion to the number of shares held by them.

Article 10. Share Handling Rules

The business to handle the shares of the Company and fees thereof shall be governed by, in addition to laws or regulations or these Articles of Incorporation, the Share Handling Rules established by the Board of Directors.

Article 11. Administrator of Shareholders’ Register

The Company shall appoint an Administrator of Shareholders’ Register.

The Administrator of Shareholders’ Register and its handling offices shall be determined by resolution of the Board of Directors, and a public notice thereof shall be given.

The preparation and maintenance of the Company’s shareholder register and stock acquisition right register, as well as other administrative matters related to such registers, shall be entrusted to the Administrator of Shareholders’ Register. The Company shall not handle these matters itself.

CHAPTER III. GENERAL MEETINGS OF SHAREHOLDERS

Article 12. Time of Convocation of General Meeting of Shareholders

An Ordinary General Meeting of Shareholders of the Company shall be convened in June each year and an Extraordinary General Meeting of Shareholders shall also be convened from time to time whenever deemed necessary.

Article 13. Record Date for Ordinary General Meeting of Shareholders

The record date to exercise voting rights at an Ordinary General Meeting of Shareholders of the Company shall be March 31 each year.

Article 14. Convening Authority and Chairman of General Meeting of Shareholders

General Meetings of Shareholders shall be convened and presided over by the Chairman or the President and CEO, by resolution of the Board of Directors, unless otherwise provided by laws or regulations.

In the absence of the Chairman or the President and CEO, other directors shall assume the roles in accordance with the order previously established by the Board of Directors.

Article 15. Measures for Electronic Provision, etc.

When convening a General Meeting of Shareholders, the Company shall take measures for electronic provision for the information contained in the reference documents and other materials for the General Meeting of Shareholders.

Regarding all or part of the items that are subject to electronic provision measures as specified by the Ministry of Justice Order, the Company may omit such items from the paper-based documents provided to shareholders who have requested delivery of paper-based documents by the record date for voting rights.

Article 16. Methods of Resolution

Unless otherwise set forth in laws or regulations or these Articles of Incorporation, all resolutions of a General Meeting of Shareholders shall be adopted by a majority of the votes of shareholders present who are entitled to exercise their voting rights thereat.

Resolutions set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by at least two-thirds (2/3) of the voting rights of shareholders present at the meeting, where shareholders holding at least one-third (1/3) of the voting rights of the shareholders who are entitled to exercise their voting rights are present.

Article 17. Exercise of Voting Rights by Proxy

A shareholder may exercise his/her/its voting rights by designating one (1) proxy who is another shareholder holding voting rights of the Company.

The shareholder or the proxy must submit to the Company a document evidencing his/her/its authority of representation for each General Meeting of Shareholders.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 18. Number of Directors

The number of Directors (excluding Directors who are Audit and Supervisory Committee Members) of the Company shall be within ten (10).

The number of Directors who are Audit and Supervisory Committee Members of the Company shall be within four (4).

Article 19. Election of Directors

Directors of the Company shall be elected at a General Meeting of Shareholders by distinguishing between Directors who are Audit and Supervisory Committee Members and other Directors.

Directors shall be elected by a majority of the voting rights of the shareholders present at a General Meeting of Shareholders, at which shareholders holding one third (1/3) or more of the voting rights of shareholders entitled to exercise their voting rights are present.

As to resolutions for the election of Directors, no cumulative voting shall be adopted.

Article 20. Term of Office of Directors

The term of office of Directors (excluding Directors who are Audit and Supervisory Committee Members) of the Company shall expire upon the conclusion of the Ordinary General Meeting of Shareholders with respect to the last business year ending within one (1) year after their election.

The term of office of Directors who are Audit and Supervisory Committee Members of the Company shall expire upon the conclusion of the Ordinary General Meeting of Shareholders with respect to the last business year ending within two (2) years after their election.

The term of office of Directors who are Audit and Supervisory Committee Members of the Company and are elected to fill vacancies of Directors who were Audit and Supervisory Committee Members and retired before the expiry of term of office shall expire at the end of the remaining term of their predecessors.

A resolution for the election of substitute Directors who are Audit and Supervisory Committee Members of the Company shall be effective until the opening of the Ordinary General Meeting of Shareholders with respect to the last business year ending within two (2) years after their election.

Article 21. Representative Directors and Chairman

The Board of Directors shall, by resolution, appoint one or more Representative Directors of the Company from among the Directors (excluding Directors who are Audit and Supervisory Committee Members).

Representative Directors shall each represent the Company and carry out the business of the Company in accordance with resolutions of the Board of Directors.

The Board of Directors may, by resolution, appoint a Chairman from among the Directors (excluding Directors who are Audit and Supervisory Committee Members).

Article 22. Convocation of Board of Directors Meetings

Meetings of the Board of Directors shall be convened and presided over by the Chairman.

In the event that the Chairman is unable to perform these duties or if the position remains unfilled, another Director shall act as chairman in the order previously established by the Board of Directors.

Notice of the convocation of the Board of Directors meetings shall be dispatched to each Director at least three (3) days prior to the meeting date. However, this may be shortened in case of emergency.

Article 23. Omission of Resolution of the Board of Directors

A resolution of the Board of Directors shall be deemed to have been adopted when the requirements set forth in Article 370 of the Companies Act are satisfied.

Article 24. Delegation of Decisions on Execution of Important Operations

The Company may, in accordance with Article 399-13, Paragraph 6 of the Companies Act, delegate all or part of decisions on the execution of important operations (excluding the matters listed in each item of Paragraph 5 of the same Article) to Directors by a resolution of the Board of Directors.

Article 25. Exemption from Liability of Directors

In accordance with Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt Directors (including persons who were Directors) from their liability for damages caused by their dereliction of duty, within the limits stipulated by laws or regulations.

In accordance with Article 427, Paragraph 1 of the Companies Act, the Company may enter into a contract with Directors (excluding executive director, etc.) that limits their liability for indemnity arising from negligence in the performance of their duties. However, the limit on liability amount based on the relevant contract shall be the amount stipulated by laws or regulations.

Article 26. Executive Officers

The Company may elect Executive Officers and have them execute the business of the Company assigned to them.

Article 27. President and CEO

The Board of Directors shall elect a President and CEO by its resolution from among the Directors (excluding Directors who are Audit and Supervisory Committee Members) or the Executive Officers.

CHAPTER V. AUDIT AND SUPERVISORY COMMITTEE

Article 28. Convocation of the Audit and Supervisory Committee Meetings

Notice of the convocation of the Audit and Supervisory Committee meetings shall be dispatched to each of the Audit and Supervisory Committee Members at least three (3) days prior to the meeting date. However, this may be shortened in case of emergency.

Article 29. Full-Time Audit and Supervisory Committee Members

The Audit and Supervisory Committee may by its resolution elect full-time Audit and Supervisory Committee Members.

CHAPTER VI. ACCOUNTING AUDITORS

Article 30. Election of Accounting Auditors

Accounting Auditors shall be elected at a General Meeting of Shareholders.

Article 31. Term of Office of Accounting Auditors

The term of office of the Accounting Auditors shall continue until the conclusion of the Ordinary General Meeting of Shareholders pertaining to the last business year ending within one (1) year after their election.

Unless a resolution to the contrary is adopted at the Ordinary General Meeting of Shareholders referred to in the preceding paragraph, the Accounting Auditors shall be deemed to have been reappointed at that meeting.

CHAPTER VII. ACCOUNTS

Article 32. Business Year

The business year of the Company shall be one year commencing on April 1 and ending on March 31 of the next year.

Article 33. Record Date for Dividends of Surplus

The record date for year-end dividends of the Company shall be March 31 each year.

Article 34. Interim Dividends

The Company may, by resolution of the Board of Directors, pay interim dividends, with the record date of September 30 each year.

Article 35. Time of Exclusion

In case dividends are to be paid in cash, if such dividends are not received by the shareholders after the lapse of full three (3) years from the date of commencement of payment, the Company shall be released from the obligation of such payment.

SUPPLEMENTAL PROVISIONS

Article 1. Transitional Measures Regarding Exemption from Liability of Corporate Auditors

In accordance with Article 426, Paragraph 1 of the Companies Act, the Company may by a resolution of the Board of Directors exempt Corporate Auditors (including persons who were Corporate Auditors) from their liability for damages caused by their dereliction of duty prior to the effective date of the partial amendments to the Articles of Incorporation made at the 92nd Ordinary General Meeting of Shareholders held in June, 2016, within the limits stipulated by laws or regulations.

Article 2. Transitional Measures Regarding Agreement on Limitation of Liability of Corporate Auditors

An agreement with Corporate Auditors which limits their liability specified by Article 423, Paragraph 1 of the Companies Act shall remain in force for the actions of Corporate Auditors (including persons who were Corporate Auditors) conducted before the conclusion of the 92nd Ordinary General Meeting of Shareholders held in June, 2016.

Enactment:	September 1, 1949

Revisions:	September 15, 1949
November 29, 1951
May 29, 1956
September 11, 1956
November 30, 1956
November 29, 1957
November 30, 1959
November 28, 1960
November 29, 1962
November 27, 1970
May 28, 1971
November 29, 1974
May 30, 1975
June 29, 1982
June 27, 1986
June 27, 1991
June 29, 1994
June 29, 1995
June 26, 1998
June 27, 2002
June 27, 2003
June 29, 2004
June 29, 2006
June 28, 2007
June 26, 2009
June 27, 2013
June 26, 2015
June 29, 2016
June 29, 2017
June 29, 2022
April 1, 2025
June 27, 2025

Business Report (from April 1, 2025 to March 31, 2026)

1. Matters related to the current status of the group of enterprises

(1) Progress of business and the results thereof

During the current consolidated fiscal year, the Japanese economy gradually recovered due to improvements in the employment and income environment and the positive impacts of various government policies. However, while private-sector capital investment remained firm, the outlook remained uncertain due to the impact of ongoing increases in prices on personal spending presenting a risk of downward pressure on the economy, trade policy trends in the U.S., soaring energy prices resulting from rising tensions in the Middle East at the end of the fiscal year, and other factors.

Under these circumstances, the Mitsubishi Kakoki Kaisha, Ltd. (MKK) Group strove to secure operating income and improve business performance through efforts to secure orders and steadily execute ongoing projects. Furthermore, we formulated and announced the “Medium-term Management Plan FY2025 - FY2027” that commenced in the current fiscal year, and we began carrying out activities aimed at achieving the plan’s objectives. In order to further enhance understanding of and disseminate the medium-term management plan within the Group, we held town hall meetings in which the Representative Director talked face to face with all employees. We also added the Green Transformation (GX) business as a new reportable segment to further promote and expand our strategic business fields and clarified our approach to creating decarbonization projects. Along with this, we strove to increase our corporate value through various public communications aimed at improving awareness of our Group and by carrying out IR and SR activities focused on dialogue with stakeholders. In addition, we decided to implement a restructuring plan for the head office and Kawasaki Works and began related construction work.

Orders received during the current consolidated fiscal year decreased in the engineering business due to the cancellation or postponement of some anticipated projects; however, they increased in the newly established GX business and in the marine machinery field of the industrial machinery business, resulting in a total of 71,332 million yen (up 9.9% year on year).

Net sales totaled 84,240 million yen (up 42.3% year on year), driven by progress on the large-scale construction projects contracted during previous fiscal years and strong sales of marine equipment and components.

In terms of income and loss, operating income was 9,181 million yen (versus 5,694 million yen in the previous fiscal year) and ordinary income was 9,462 million yen (versus 5,626 million yen in the previous fiscal year), driven by factors such as increased gross profit caused by increased net sales, despite increased selling, general and administrative expenses caused by increased personnel expenses, as well as increased research and development costs arising as a result of greater growth investment directed at the creation of new products and increased advertising expenses from corporate brand strategy activities. In addition, we recorded extraordinary income from gain on sales of non-current assets and extraordinary loss from impairment loss, which resulted in profit attributable to owners of parent of 7,546 million yen (versus 4,879 million yen in the previous fiscal year).

On a non-consolidated basis, the Company received orders amounting to 56,711 million yen (up 8.1% year on year) and recorded net sales of 74,099 million yen (up 49.8% year on year), operating income of 7,932 million yen (versus 5,267 million yen in the previous fiscal year), ordinary income of 8,369 million yen (versus 5,406 million yen in the previous fiscal year) and net income of 6,815 million yen (versus 4,398 million yen in the previous fiscal year).

With regard to the period-end dividend for the current fiscal year, taking into account the above-mentioned business results, the future business environment, our financial position, as well as the shareholder return policy set forth in the Medium-term Management Plan FY2025 - FY2027, the Company proposes a period-end dividend of 75 yen per share. Combined with the interim dividend of 40 yen per share paid in December 2025, the annual dividend is expected to be 115 yen per share.

The following is the performance by business segment:

Engineering business segment

In the engineering business, the Company has sought to identify customer needs and has worked to secure orders for a wide variety of plants and equipment for private sector customers as well as sewage treatment equipment for public authorities.

Orders received decreased year-on-year to 30,698 million yen (versus 39,782 million yen in the previous fiscal year), a 22.8% decline, due to customers partially revising their investment plans and execution in response to soaring construction costs and rising geopolitical risks, including U.S. trade policies.

Net sales increased by 25.2% year-on-year to 45,747 million yen (versus 36,539 million yen in the previous fiscal year), driven by progress on large-scale construction projects for which orders were received in the previous fiscal year or earlier.

Industrial machinery business segment

In industrial machinery business, we worked to secure orders by expanding sales of our mainstay product, Mitsubishi Oil Purifiers, and by conducting proposal-based sales activities for various types of standalone machinery. In addition, we continued to promote the development and adoption of the modular pharmaceutical manufacturing equipment “iFactory®,” secured orders for equipment complying with marine environment protection regulations for ships, launched a new type of compact continuous filter, developed applications of Mitsubishi Oil Purifiers in the clean energy area, including algae separation and concentration, and pioneered new projects. We also launched the “LABOCENT™” compact separator-type centrifugal separator.

Orders received increased by 3.1% year-on-year to 20,659 million yen (versus 20,035 million yen in the previous fiscal year), supported by the strong shipbuilding and maritime markets and an ongoing increase in orders for Mitsubishi Oil Purifier main units and service parts, along with equipment complying with marine environment-protection regulations for ships.

Net sales increased by 13.6% year-on-year to 20,170 million yen (versus 17,750 million yen in the previous fiscal year).

GX (green transformation) business segment

GX business is a reportable segment created to accelerate the promotion of the four strategic business fields set out in the “Mitsubishi Kakoki Group’s Management Vision for 2050,” namely, “business for realizing a sustainable recycling society,” “hydrogen-based clean energy business,” “business of saving labor and energy utilizing digital technology,” and “business of developing next-generation technologies for solving issues related to water, food, natural disaster.” We have established a framework for quantitatively monitoring progress on business plans related to these strategic business fields. During this medium-term management plan period, the “business for realizing a sustainable recycling society” and the “hydrogen-based clean energy business” have been positioned as quick wins, and we are focusing our efforts on these businesses with the aim of quickly turning them into core businesses and contributing to revenue generation.

Orders received increased by 290.9% year-on-year to 19,974 million yen (versus 5,109 million yen in the previous fiscal year), driven by the successful conclusion of contracts for projects related to hydrogen utilization and microalgae production.

Net sales totaled 18,322 million yen (versus 4,912 million yen in the previous fiscal year), a 273.0% increase from the previous fiscal year, driven by progress on large-scale construction projects for which orders were received in the previous fiscal year or earlier.

(Note)

Effective from the current consolidated fiscal year, in accordance with the policy set forth in the “Medium-term Management Plan FY2025 - FY2027,” we have added GX business as a new reportable segment that falls into our strategic business fields, to transition to a framework for quantitative monitoring with the aim of further promoting and expanding the GX business. Accordingly, the segment information for the previous consolidated fiscal year is presented based on the reportable segment classification after this change.

(Status of orders received and net sales by business segment of the corporate group)

Segment	Ordered items	Orders received	Constituent ratio	Net sales	Constituent ratio
Engineering business

City gas and petroleum-related plants, a variety of chemical engineering plants, hydrogen generation plants, sewage treatment equipment, industrial effluent treatment equipment, diverse water treatment equipment, and other products

		Millions of yen 30,698 (39,782)	% 43.0 (61.3)	Millions of yen 45,747 (36,539)	% 54.3 (61.7)
Industrial machinery business

Oil purifiers, equipment complying with marine environment protection regulations for ships, a variety of separators and filtration machinery, seawater intake screening equipment, mixers, and other products

		20,659 (20,035)	29.0 (30.9)	20,170 (17,750)	23.9 (30.0)
GX business	Hydrogen generator for GX, hydrogen station, thermal sludge solubilizer, equipment for effective use of biogas, Electric Field Filter®, centrifuge for SAF, and other products	19,974 (5,109)	28.0 (7.8)	18,322 (4,912)	21.8 (8.3)
Total		71,332 (64,927)	100.0 (100.0)	84,240 (59,202)	100.0 (100.0)

(Notes)	1.

The figures in parentheses represent the results for the previous consolidated fiscal year (101st fiscal year). The segment information for the previous consolidated fiscal year is disclosed based on the revised reportable segment classifications resulting from the addition of the GX business.

2.

The order backlog at the end of the current consolidated fiscal year was 90,842 million yen, marking a decline of 12,908 million yen compared to 103,751 million yen recorded at the end of the previous fiscal year.

(2) Status of capital expenditures and financing

Capital expenditures for the current consolidated fiscal year totaled 1,179 million yen (including leased assets). The major capital expenditures included the acquisition of factory machinery and equipment, and demonstration units related to hydrogen development (hydrogen delivery systems), and the construction of new plants for consolidated subsidiaries. The Company met its funding requirements for the current consolidated fiscal year by utilizing its own resources and borrowing from financial institutions. To ensure the efficient procurement of necessary funds, the Company has entered into syndicated commitment line agreements with its primary banks. Additionally, the Company entered into a new syndicated term loan agreement totaling 10 billion yen to finance the construction of the head office and Kawasaki Works.

(3) Status of business restructuring

On January 19, 2026, the Company entered into a business transfer agreement with Nihon Tokushu Kikai Co., Ltd. and acquired the company’s vacuum high-temperature heat treatment equipment business, effective April 1, 2026.

(4) Issues to be handled

Regarding the future outlook for the Japanese economy, it is expected that gradual recovery will continue. However, the economic outlook is expected to remain unpredictable due to concerns about the impact on corporate activities of soaring energy and raw material prices resulting from the deteriorating situation in the Middle East, as well as the risk of downward pressure on the Japanese economy resulting from private consumption being adversely affected by continued price increases in the form of worsening consumer sentiment.

Under these circumstances, the Group will continue to pay close attention to the business environment. In order to secure operating income, we will strive to secure orders by winning orders for important projects by all means, and further strengthen and thoroughly implement cost improvement, delivery date management and quality control. At the same time, we will continue to pursue policies to strengthen our corporate structure by streamlining operations, improving indirect costs, and enhancing our financial structure.

The medium-term management plan is positioned as a quantum leap forward over the three years to make the “Mitsubishi Kakoki Group’s Management Vision for 2050” a reality. In terms of numbers, we have set financial targets of 90.0 billion yen in net sales, an operating income ratio of 9% or higher, an ROE of 12% or higher, and a PBR of 1 or higher. We will continue our efforts aimed at increasing our corporate value in line with the following four key points of the measures to achieve the above targets.

(I) Evolution of our business portfolio

Within our strategic business fields, we will focus particularly on “business for realizing a sustainable recycling society,” which includes the effective use of biogas and CO2 capture, and “hydrogen-based clean energy business,” such as the effective use of hydrogen, as fields for quick wins, and we will carry out business activities aimed at establishing the GX business.

(II) Establishment of management conscious of cost of capital and stock prices

We will invest in growth and work to increase shareholder returns and enhance capital efficiency. Furthermore, we will enhance our IR and SR activities to fully communicate the Company’s appeal, have the Company evaluated appropriately, and cultivate expectations for future growth.

(III) Stronger human and technical capital

We will strengthen our human resource portfolio management and enhance the development of human resources who contribute to the promotion of our GX business. Additionally, we will make steady progress in the construction work carried out as part of restructuring of the head office and Kawasaki Works, which is scheduled for completion in July 2027, while giving full consideration to safety.

(IV) Improvements in the transparency of corporate governance

We will fully establish ROIC-conscious management, strive to enhance capital efficiency, and promote business portfolio management and sustainability.

In FY2026, the second year of our medium-term management plan, it will be vital that we carry out further concrete initiatives in strategic business fields in order to drive sustainable growth of MKK. Our whole company will work together to launch new businesses from a company-wide perspective. We will also continue to invest in human resources, M&A, and research and development to sustain and expand our business.

As described above, through business activities based on our management vision and the medium-term management plan, the Group, as a corporate group engaged in manufacturing and engineering that contribute to a low-carbon and recycling-based society, will aim to sustainably increase corporate value while contributing to the achievement of the SDGs through promoting business activities from the standpoint of ESG. In addition, we will further focus on ensuring safety. At the same time, we aim to be trusted by the wider community, and to that end will work continuously to ensure full compliance with laws and regulations, and to operate appropriately our internal control system in conformity with the stipulations of the Companies Act and the Financial Instruments and Exchange Act of Japan. We will also work to further enhance our corporate governance.

(5) Other material matters concerning the company’s current status

In November 2021, we formulated the Mitsubishi Kakoki Group’s Management Vision for 2050 (“Management Vision”), which defines our long-term vision for the years leading up to 2050. As indicated by the Vision Statement, “Endeavoring to realize sustainable development and realizing a comfortable society,” of our Management Vision, we aim to achieve sustainable growth of the Group while helping solve various social issues. Specifically, in order to achieve this goal while leveraging the Group’s know-how and strengths, we have identified the four aforementioned strategic business fields and positioned them as core businesses. The Management Vision is a guide that serves as the foundation of our Group management strategy. One of the milestones we set along the way to our vision for 2050 was to increase consolidated net sales to 100.0 billion yen by FY2035, the Company’s 100th anniversary. This was roughly double the consolidated net sales at the point when we set this milestone. We also set a goal of over half of that (50%–60%) coming from strategic business fields.

As resolved by the Board of Directors on May 15, 2026, we have made an update to this Management Vision. Specifically, we have advanced the timing for achieving 100.0 billion yen in consolidated net sales by six years to FY2029 and raised our consolidated net sales target for FY2035 to a range of 120.0 billion yen to 140.0 billion yen, both of which are key elements of this update. We have made no changes except for the advancement of timing and the upward revision of projected performance at future milestone points.

These changes were made because the scale of the Group’s business has grown at a significantly faster pace than we had anticipated when the Management Vision was formulated. This is the result of structural changes in the business environment and steady progress in our management strategy. In light of this, we aim to convey a clear message of the Group’s long-term growth outlook to shareholders and all of our stakeholders.

The primary examples of the structural changes to our Group’s business environment include a significant increase in unit prices for the engineering business projects as a result of rising prices in Japan and overseas, and other factors; a recovery in the upward trend of sea logistics volumes after the subsidence of the COVID-19 pandemic; and an increase in business opportunities driven by progress in Japan’s legal and regulatory systems toward building a decarbonized society. Regarding advances in our management strategies, under the previous Medium-term Management Plan FY2022-FY2024, which had been positioned as a foundation phase for achieving our Management Vision, we not only achieved our main business targets, but also strengthened our management base through organizational reforms and governance improvements. The current medium-term management plan launched in FY2025 was positioned as a growth phase in which we would work toward the Management Vision and further carry out our strategies. As mentioned earlier, we have established the four strategic business fields as an independent GX business segment, clearly positioning them as growth drivers and making progress visible. We were largely able to achieve our plans for FY2025, the first year of the plan. There are many issues left to address, but we feel that we can maintain our growth trajectory in line with the strategies outlined in our Management Vision, so we decided to make this update.

We sincerely request the continued support and encouragement of our shareholders in our ongoing efforts.

(6) Trends in assets and profit/loss

		FY2022 99th fiscal year	FY2023 100th fiscal year	FY2024 101st fiscal year	FY2025 102nd fiscal year (current consolidated fiscal year)
Orders received	(millions of yen)	53,194	93,861	64,927	71,332
Net sales	(millions of yen)	44,590	47,774	59,202	84,240
Profit attributable to owners of parent	(millions of yen)	3,043	5,397	4,879	7,546
Net income per share	(yen)	133.22	236.23	213.79	331.34
Total assets	(millions of yen)	52,899	63,170	66,174	78,093
Net assets	(millions of yen)	30,325	34,577	38,227	44,932

(Note)	1.

The Company has implemented a 3-for-1 share split of its stock effective as of April 1, 2025. Net income per share has been calculated as if the share split had occurred at the beginning of FY2022 (99th fiscal year).

	2.

In FY2022 (99th fiscal year), while signs of recovery became apparent as restrictions on movement related to the COVID-19 pandemic were gradually lifted and economic and social activities returned to normal, the economic outlook remained uncertain. Orders received saw a 13.7% increase compared to the previous fiscal year, while net sales were 1.9% lower than the previous fiscal year. In terms of profit and loss, operating income was 2,521 million yen, primarily due to an increase in selling, general and administrative expenses resulting from higher personnel expenses and estimated design expenses, among other factors. Ordinary income was 2,859 million yen, primarily due to a decrease in gain on foreign exchange. Furthermore, while impairment loss, removal expenses of non-current assets, and loss on sales of investment securities were recorded as extraordinary loss, gain on sales of investment securities was recorded as extraordinary income, resulting in profit attributable to owners of parent of 3,043 million yen.

	3.

In FY2023 (100th fiscal year), economic and social activities continued to normalize, and the economy remained on a moderate recovery track. However, uncertainty persisted due to rising prices driven by the weakening yen, soaring resource and raw material prices, among other factors. Orders received surpassed the previous fiscal year’s level by 76.5%, and net sales increased by 7.1% compared to the previous fiscal year. In terms of profit and loss, despite the increase in selling, general and administrative expenses, including research and development costs and personnel expenses, operating income amounted to 4,410 million yen and ordinary income amounted to 4,709 million yen, primarily driven by an improvement in the cost-of-sales ratio and an increase in gross profit resulting from higher net sales. Furthermore, while removal expenses of non-current assets were recorded as an extraordinary loss, gain on sales of investment securities and gain on sales of non-current assets were recorded as extraordinary income, resulting in profit attributable to owners of parent of 5,397 million yen.

	4.

During FY2024 (101st fiscal year), while the economy continued on a moderate recovery trajectory, the outlook remained uncertain due to rising geopolitical risks, rising prices amid a persistent weakening of the yen, soaring energy and raw material prices, and policy developments in the United States, among other factors. Orders received decreased by 30.8% compared to the previous fiscal year, while net sales increased by 23.9% from the previous fiscal year. In terms of profit and loss, despite the increase in selling, general and administrative expenses due to higher personnel expenses and other factors, operating income totaled 5,694 million yen and ordinary income totaled 5,626 million yen, driven primarily by an increase in gross profit resulting from higher net sales. In addition, the profit attributable to owners of parent amounted to 4,879 million yen. This is primarily due to our recording of gain on sales of investment securities and gain on sales of businesses as extraordinary income, as well as recording impairment loss, removal expenses of non-current assets and loss on valuation of investment securities as extraordinary loss.

	5.	The business status for the current FY2025 (102nd fiscal year) is as outlined in “(1) Progress of business and the results thereof” above.

(7) Status of major subsidiaries

Company name	Capital	Ownership ratio	Principal business activities
MITSUBISHI KAKOKI ADVANCE, Ltd.	Millions of yen 320	100%	Design, manufacturing, construction, after-sales service, maintenance and management of plants and environmental equipment, environmental measurement, temporary staffing, etc.
MKK TOHOKU Corporation	Millions of yen 50	100	Design, manufacturing, installation, and sales of fiber-reinforced plastic (FRP) products; equipment maintenance and management services
MKK Asia Co., Ltd.	Millions of baht 15	49	Design, equipment procurement, construction, maintenance, and retrofitting of plant facilities in Southeast Asia
MKK EUROPE B. V.	Thousands of Euro 816	100	Sales, maintenance, repair and other services for marine equipment and parts in Europe

(Notes)	1.	MKK TOHOKU Corporation changed its trade name from Tohsoh Corporation effective April 1, 2025.
2.

Kakoki Trading Co., Ltd., which was a consolidated subsidiary of the Company at the end of the previous consolidated fiscal year, has been excluded from the significant subsidiaries as its liquidation was completed during the current consolidated fiscal year.

2. Matters concerning the company’s shares (as of March 31, 2026)

(1) Total number of shares authorized to be issued:	48,000,000 shares

(2) Total number of issued shares:	23,741,850 shares

(3) Number of shareholders:	18,309 (an increase of 8,638 from the end of the previous fiscal year)

(4) Major shareholders

Shareholder name	Number of shares held		Shareholding ratio
The Master Trust Bank of Japan, Ltd. (trust account)	2,969	’000 shares	12.87	%
Meiji Yasuda Life Insurance Company	1,249		5.41
Mitsubishi Kakoki Client Stock Ownership	967		4.19
Custody Bank of Japan, Ltd. (trust account)	832		3.61
Mitsubishi Kakoki Employee Stock Ownership	560		2.43
BNY GCM CLIENT ACCOUNT JPRD AC ISG (FE-AC)	390		1.69
The Bank of Yokohama, Ltd.	375		1.62
DFA INTL SMALL CAP VALUE PORTFOLIO	303		1.31
STATE STREET BANK AND TRUST COMPANY 505223	299		1.30
DAIICHI JITSUGYO CO., LTD.	268		1.16

(Notes)	1.	Despite its holding of 660,213 treasury shares, the Company is excluded from the list of major shareholders above.
2.

Shareholding ratios are calculated after deducting the treasury shares mentioned above. These treasury shares exclude the Company’s shares held by the “executive compensation BIP Trust” (196,942 shares) and those held by the “ESOP (Employee Stock Ownership Plan) Trust” (103,605 shares).

(5) Status of shares delivered to Directors as consideration for the execution of duties during the current fiscal year

	Number of shares		Number of eligible recipients
Directors (excluding Directors who are Audit and Supervisory Committee Members, and External Directors)	76,860	shares	2	persons
External Directors (excluding Directors who are Audit and Supervisory Committee Members)	—		—
Directors who are Audit and Supervisory Committee Members	—		—

(Note)

The details regarding the Company’s stock-based compensation are as described in “(3) Compensation of directors” under “3. Matters concerning the company’s officers” below. As part of the performance-linked stock-based compensation, the Company delivers shares or other securities to Directors following their retirement. The number of shares listed above includes 38,460 shares that were converted into cash to fund tax payments.

(6) Other material matters concerning shares

(I) Share split

As of April 1, 2025, the Company implemented a 3-for-1 share split of its stock and amended the “Total number of shares authorized to be issued” above from 16 million shares to 48 million shares. Consequently, the “Total number of issued shares” above has increased by 15,827,900 shares, reaching 23,741,850 shares.

(II) Disposal of treasury shares

At a meeting of the Board of Directors held on August 29, 2025, the Company resolved matters concerning the disposal of treasury stock through a third-party allotment in connection with the introduction of an incentive plan (the Special Incentive Payment Scheme) for the employee stock ownership plan. Based on this resolution, the Company disposed of treasury shares as detailed below.

i.	Date of disposal:	November 26, 2025

ii.	Class and total number of shares disposed of:	14,160 common shares of the Company

iii.	Disposal price:	2,613 yen per share

iv.	Total proceeds from disposal:	37,000,080 yen

v.	Method of disposal:	Third-party allotment

vi.	Recipient of disposed shares	Mitsubishi Kakoki Employee Stock Ownership

3. Matters concerning the company’s officers

(1) Directors’ names and other details (as of March 31, 2026)

Position	Name	Responsibilities and significant concurrent positions
Representative Director, President and CEO	Toshikazu Tanaka
Director, Managing Executive Officer	Shiro Yajima	In charge of Technology Development & Production Division and Machinery Business Division
Director, Managing Executive Officer	Takashi Inoue	In charge of Sales Division, Plant Project Business Division, and Environment & Hydrogen & Energy Division, and General Manager, Green Transformation Business Office
Director, Managing Executive Officer	Tomonari Miyamoto	In charge of Sustainability and Planning & Administrative Division and Production Strategy Planning Office
Director	Masaaki Kusunoki	Fellow Advisor at Mitsubishi Heavy Industries, Ltd.
Director	Mika Nakayama	Outside Director, Audit & Supervisory Committee Member, Astellas Pharma Inc.
Director	Mariko Kawaguchi	Specially Appointed Professor, Rikkyo University Advisor to the Sustainability Advisory Board, Asset Management One Co., Ltd. CEO Advisor of Sagamiya Foods Co., Ltd.
Director, Audit and Supervisory Committee Member (Full-time)	Junichi Masuda
Director, Audit and Supervisory Committee Member (Full-time)	Shinichi Sakemi
Director, Audit and Supervisory Committee Member	Tomohiro Kikkawa	Attorney-at-law Outside Auditor, GungHo Online Entertainment, Inc.
Director, Audit and Supervisory Committee Member	Junko Kamei	Certified public accountant Comptroller, National University Corporation, the University of Tokyo (full-time) Auditor, National Agency for Automobile and Land Transport Technology (part-time)

(Notes)	1.	Among the Directors, Masaaki Kusunoki, Mika Nakayama, Mariko Kawaguchi, Junichi Masuda, Tomohiro Kikkawa, and Junko Kamei are External Directors.
	2.	Junko Kamei, a Director who is an Audit and Supervisory Committee Member, is a certified public accountant with considerable expertise in finance and accounting.
	3.

Among the Directors (excluding Directors who are Audit and Supervisory Committee Members), Takashi Inoue and Tomonari Miyamoto were newly elected at the 101st Annual General Meeting of Shareholders held on June 27, 2025 and assumed office.

	4.	Among the Directors who are Audit and Supervisory Committee Members, Junichi Masuda was newly elected at the 101st annual general meeting of shareholders held on June 27, 2025 and assumed office.
	5.

Junichi Masuda and Shinichi Sakemi were appointed as full-time Audit and Supervisory Committee Members to enhance the effectiveness of audits and strengthen audit and supervisory functions by improving information gathering and ensuring sufficient coordination with the internal audit department and other relevant units.

	6.

The Company has designated Masaaki Kusunoki, Mika Nakayama, Mariko Kawaguchi, Junichi Masuda, Tomohiro Kikkawa, and Junko Kamei as independent directors in accordance with the rules of the Tokyo Stock Exchange and has notified the Exchange of this designation.

(Reference)	The Company has implemented an executive officer system. As of March 31, 2026, the Company’s executive officers are as follows:

Position	Name	Responsibilities
Managing Executive Officer	Yasuhide Hayashi	Innovation Promotion
Executive Officer	Takaharu Negi	Division Director, Planning and Administrative Div.
Executive Officer	Akiyoshi Yamazaki	Division Director, Technology Development and Production Div.
Executive Officer	Hiroyuki Kishida	Division Director, Sales Div.
Executive Officer	Satoki Nakashima	Division Director, Plant Project Business Div.
Executive Officer	Hideki Miyajima	Division Director, Environmental and Hydrogen and Energy Business Div.
Executive Officer	Koji Nagane	General Manager, Production Strategy Planning Office
Executive Officer	Gaku Komotori	Division Director, Machinery Business Div. Deputy Division Director, Head of Technology Development and Production Div.

Hiroyuki Kishida resigned from his position as an executive officer on March 31, 2026.

Additionally, on April 1, 2026, the following new executive officer was appointed:

Position	Name	Responsibilities
Executive Officer	Fumiaki Uchiyama	Division Director, Sales Div.

(2) Directors who resigned during the current fiscal year

(I) Directors who resigned (excluding Directors who are Audit and Supervisory Committee Members)

Name	Date of resignation	Reason for resignation	Position at the time of resignation
Masahiko Saito	June 27, 2025	Expiration of the term of office	Representative Director Managing Director
Koichi Hayashi	June 27, 2025	Expiration of the term of office	Director

(II) Directors serving as Audit and Supervisory Committee Members who resigned

Name	Date of resignation	Reason for resignation	Position at the time of resignation
Yasuhide Hayashi	June 27, 2025	Expiration of the term of office	External Director, Audit and Supervisory Committee Member (Full-time)

(3) Compensation of Directors

1) Policy regarding the determination of individual compensation for Directors

At the meeting of the Board of Directors held on January 29, 2021, the Company resolved to adopt a policy for determining the details of compensation for Directors (excluding Directors who are Audit and Supervisory Committee Members; hereinafter the same applies unless otherwise specified) and subsequently resolved to adopt partial amendments to the aforementioned determination policy at the meetings of Board of Directors held on June 29, 2022, and June 27, 2025. This determination policy is based on the basic policy for executive compensation deliberated and confirmed by the Nomination and Compensation Committee.

For the current fiscal year, the Board of Directors, at its meeting held on June 27, 2025, determined the allocation of executive compensation to each Director based on the basic policy for executive compensation deliberated and confirmed by the Nomination and Compensation Committee, as well as the prescribed amounts established according to each position and its responsibilities. The details are substantively the same as the determination policy resolved at the aforementioned meeting of the Board of Directors held on January 29, 2021 (as partially amended as mentioned above), and the Board of Directors has concluded that they are consistent with the determination policy.

The following is a summary of the determination policy:

(I)	Basic policy

The compensation for the Company’s Directors is determined by two basic policies: (i) to set a compensation amount comparable to those of other companies, and (ii) to provide appropriate incentives to increase corporate value over the medium to long term. This initiative is intended to contribute to the goal of “endeavoring to realize sustainable development and realizing a comfortable society,” as set forth in the “Mitsubishi Kakoki Group’s Management Vision for 2050,” which was formulated with the aim of becoming a corporate group that solves social issues. Specifically, the compensation for directors in charge of business execution consists of basic compensation as fixed compensation, performance-linked compensation (bonuses to Directors), and performance-linked stock-based compensation, while External Directors who are responsible for supervisory functions are paid only the basic compensation in consideration of their duties.

The Company established the Nomination and Compensation Committee, with a majority of its members consisting of independent External Directors, as a discretionary advisory organ of the Board of Directors in order to further enhance the corporate governance structure by improving the objectivity and transparency of procedures for nominating directors and determining their compensation. The Board of Directors determines policies and amounts regarding Directors’ compensation based on a report resulting from deliberations and confirmation by the Committee.

(II)	Our policy for determining the amount of basic compensation (monetary compensation) for each individual (including the policy for determining the timing or conditions for paying compensation)

Basic compensation for the Directors is a monthly fixed compensation that is determined by taking into consideration market standards, our business performance, and employees’ salary levels as a means to encourage the execution of duties in accordance with their position and responsibilities.

(III)

Policy for determining the details and amounts or quantities of performance-linked compensation and non-monetary compensation, as well as the calculation method (including the policy for determining the timing and conditions for paying compensation)

Performance-linked compensation (bonuses to Directors) is positioned as an incentive for achieving performance targets for each fiscal year, and the amount is determined according to the consolidated operating income forecast for the full fiscal year at the beginning of each fiscal year, the qualitative evaluation by the target management system, the evaluation of initiatives aimed at creating future financial value (specific initiatives for growth in the four strategic business domains), as well as the degree of achievement of the employee engagement target, and is paid in cash once a year. The ratio among the above indicators is as follows. Consolidated operating income : Qualitative evaluation by the target management system : Evaluation of initiatives aimed at creating future financial value : Degree of achievement of the employee engagement target = 50 : 20 : 15 : 15. The target performance indicators and their values are set at the time of the formulation of a plan so as to be consistent with the medium-term management plan, and are reviewed when necessary based on the report of the Nomination and Compensation Committee in response to changes in the business environment.

Non-monetary compensation is performance-linked stock-based compensation based on a system called the executive compensation BIP (Board Incentive Plan) trust and is positioned as an incentive to support the improvement of medium to long-term corporate value and the achievement of the medium-term management plan, with the Company’s shares being delivered after retirement in proportion to the degree of achievement of the medium-term management plan. The number of shares delivered as non-monetary compensation (performance-linked stock-based compensation) varies within the range of 0-150%, depending on the degree of achievement of performance targets (consolidated operating income, ROE, and consolidated net sales in the GX segment) of the medium-term management plan in each fiscal year, assuming the number of shares for the standard degree of achievement of performance targets is 100%.

(IV)

Policy regarding determination of the proportion of the amount of monetary compensation, performance-linked compensation, and non-monetary compensation relative to the total compensation for each individual Director

The compensation ratio by type for directors in charge of business execution is reviewed by the Nomination and Compensation Committee, taking into account compensation levels benchmarked against companies of a similar business scale or in related industries and business sectors as the Company. The Board of Directors determines the details of individual Directors’ compensation based on the substance of the Nomination and Compensation Committee’s report, within the range of compensation ratios by type indicated in said report.

The following guideline has been established for the compensation ratio by type. Basic compensation : Performance-linked compensation (bonuses to Directors) : Non-monetary compensation (performance-linked stock-based compensation) = 65 : 15 : 20.

(V)	Matters regarding the determination of the details of individual directors’ compensation

Individual compensation amounts are determined by a resolution of the Board of Directors based on the compensation policy discussed and confirmed by the Nomination and Compensation Committee and the prescribed amounts set according to each position and responsibility.

2) Total amount of compensation for Directors for the current fiscal year

Classification	Total amount of compensation	Total amount of compensation by category			Number of eligible executives
		Base compensation	Performance- linked compensation (bonuses to Directors)	Non-monetary compensation (performance- linked stock- based compensation)
	Thousands of yen	Thousands of yen	Thousands of yen	Thousands of yen	Persons
Directors excluding Audit and Supervisory Committee Members (External Directors)	316,298 (25,000)	129,265 (25,000)	36,538 (-)	150,495 (-)	9 (3)
Directors who are Audit and Supervisory Committee Members (External Directors)	54,842 (36,650)	54,842 (36,650)	- (-)	- (-)	5 (4)
Total (External Directors)	371,140 (61,650)	184,107 (61,650)	36,538 (-)	150,495 (-)	14 (7)

(Notes)

1.

At the 92nd Annual General Meeting of Shareholders held on June 29, 2016, it was resolved that the total amount of base compensation and bonuses for Directors (excluding Directors who are Audit and Supervisory Committee Members) shall not exceed 300 million yen per year (of which the compensation for External Directors shall not exceed 12 million yen; however, this does not include the salaries or bonuses for Directors who concurrently serve as employees attributable to their employee status). As of the conclusion of that Annual General Meeting of Shareholders, the number of Directors (excluding Directors who are Audit and Supervisory Committee Members) was seven (including two External Directors). In addition, at the 100th Annual General Meeting of Shareholders held on June 27, 2024, it was resolved that the total amount of base compensation and bonuses for Directors (excluding Directors who are Audit and Supervisory Committee Members), including amounts for External Directors, shall remain capped at 300 million yen per year, while the total amount of base compensation and bonuses for External Directors (excluding Directors who are Audit and Supervisory Committee Members) shall be revised from up to 12 million yen per year to up to 40 million yen per year. As of the conclusion of that Annual General Meeting of Shareholders, the number of Directors was seven (including three External Directors).

2.

At the 92nd Annual General Meeting of Shareholders held on June 29, 2016, it was resolved that the total amount of base compensation and bonuses for Directors who are Audit and Supervisory Committee Members shall not exceed 80 million yen per year. As of the conclusion of that Annual General Meeting of Shareholders, the number of Directors who are Audit and Supervisory Committee Members was three (including two External Directors).

3.

The amount of performance-linked compensation (bonuses to Directors) is calculated on the eighth business day of April following the end of the fiscal year by multiplying the base amount set forth below by the performance-linked coefficient determined in accordance with the degree of achievement of performance targets for the fiscal year ended March 31 of the same year.

Base amount = Base amount by position / 12 months x period of service as director during the relevant fiscal year (fractions of less than one month are rounded down)

Payment amount = Base amount x performance-linked coefficient (fractions of less than 1,000 yen are rounded up)

The base amount by position shall be applied based on the position held as of the date of the Annual General Meeting of Shareholders held in the preceding June 1 immediately following the end of each fiscal year for which the calculation is made.

The performance-linked coefficient is determined based on the degree of achievement of performance targets for each fiscal year. Consolidated operating income is calculated using the externally announced figure at the beginning of the fiscal year as the benchmark, while the other items are calculated based on coefficients with the targets set at the beginning of the fiscal year under the target management system, and the following formula (figures are truncated to two decimal place). However, if consolidated operating income falls below zero, the performance-linked coefficient shall be zero.

Performance-linked coefficient = Consolidated operating income coefficient x 50% + Qualitative evaluation coefficient under the target management system x 20% + Evaluation coefficient for specific initiatives toward growth in the four strategic business areas x 15% + Employee Engagement Achievement Index x 15%

The externally announced consolidated operating income at the beginning of the fiscal year was 7.5 billion yen, and the actual result was 9,181 million yen.

The above amount of performance-linked compensation (bonuses to Directors) represents the amount expensed during the current fiscal year.

4.

As described in 1) (iii) above, the Non-monetary compensation is performance-linked stock-based compensation using an executive compensation BIP Trust. Separately from the total amount of base compensation and bonuses to Directors, at the 93rd Annual General Meeting of Shareholders held on June 29, 2017, the eligible executives, maximum amount, maximum number of shares to be delivered, and other matters were resolved as follows, and at the meetings of the Board of Directors held in May 2019, it was resolved to continue this arrangement for FY 2019 and beyond. As of the conclusion of that Annual General Meeting of Shareholders, the number of eligible Directors (excluding External Directors and Directors who are Audit and Supervisory Committee Members) was five.

In addition, at the 98th Annual General Meeting of Shareholders held on June 29, 2022, it was resolved to change only the indicator used to evaluate the degree of achievement of performance targets under this system from “consolidated net sales, consolidated operating income, etc.” to “consolidated operating income, ROE, etc.” Furthermore, at the 101st Annual General Meeting of Shareholders held on June 27, 2025, it was resolved to add Executive Officers who have entered into quasi-service agreements and do not concurrently serve as Directors of the Company as eligible executives under this system, to change the indicator used to evaluate the degree of achievement of performance targets from “consolidated operating income, ROE, etc.” to “consolidated operating income, ROE, consolidated net sales, etc. of the GX segment,” and to add a clawback clause. As of the conclusion of that Annual General Meeting of Shareholders, the number of eligible Directors (excluding External Directors and Directors who are Audit and Supervisory Committee Members) was four, and the number of Executive Officers was one.

Eligible executives

Directors of the Company (excluding External Directors and Directors who are Audit and Supervisory Committee Members) and

Executive Officers of the Company who have entered into quasi-service agreements

Maximum amount of funds to be contributed by the Company	180 million yen for three consecutive fiscal years (The initial period after the introduction of the system is two fiscal years, and the maximum amount is 120 million yen)
Maximum number of Company’s shares to be delivered to Directors

During the trust period, the maximum number of points awarded to Directors per fiscal year is 32,000 points, equivalent to 96,000 shares

(1 point is equivalent to three Company’s shares).

Such number of points and the number of shares are those after the share consolidation effective October 1, 2017, whereby ten common shares were consolidated into one common share, and the stock split effective April 1, 2025, whereby one Company’s share was split into three shares.

Each June during the trust period, Directors are awarded a number of points calculated by multiplying the base points, calculated using the formula below that is predetermined by position, by a performance-linked coefficient that varies according to the degree of achievement of performance targets for the fiscal year ended March 31 of the same year. After retirement, Directors receive the delivery of the Company’s shares, etc. equivalent to the cumulative number of points.

(Formula for calculating base points) Base amount prescribed by position / average closing price of the Company’s shares on the Tokyo Stock Exchange in August of the fiscal year in which the target period begins (any decimal places are truncated.)

(Formula for awarded points) Base points x performance-linked coefficient

The indicators used to evaluate the degree of achievement of performance targets for the performance-linked stock-based compensation are the target values of the medium-term management plan for each fiscal year (consolidated operating income, ROE, and consolidated net sales of the GX segment) as incentives aimed at improving the performance of the Group as a whole. For the current fiscal year, the target values were 7.5 billion yen, 13.5%, and 19.0 billion yen, respectively, and the actual results were 9,181 million yen, 18.2%, and 18,322 million yen, respectively.

The amount of the non-monetary compensation above represents the amount expensed during the current fiscal year in relation to the executive compensation BIP Trust. In addition, the number of shares delivered to persons who were Directors of the Company during the current fiscal year, as compensation for the execution of duties, is as stated in “(5) Status of shares delivered to Directors as consideration for the execution of duties during the current fiscal year” under “2. Matters concerning the company’s shares.”

(4) Summary of the limited liability contract

The Company has entered into a contract which limits liability for damages under Article 423, Paragraph 1 of the Companies Act with Masaaki Kusunoki, Mika Nakayama, and Mariko Kawaguchi, Directors, and each Audit and Supervisory Committee Member. The maximum amount of liability for damages under such contract is the minimum liability amount prescribed by law.

(5) Summary of the directors and officers liability insurance contract

The Company has entered into a directors and officers liability insurance contract stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company for all of the Directors (including External Directors and Directors who are Audit and Supervisory Committee Members), Corporate Auditors and Executive Officers of the Company and some of its subsidiaries as the insured. The said insurance contract covers damage that may arise due to the insured assuming liability for their execution of duties, or receiving a claim for the pursuit of such liability. The insurance premiums are borne in full by the Company and the relevant subsidiaries.

(6) Matters concerning External Officers

1) Masaaki Kusunoki, Director

(I) Significant concurrent positions and the relationship with the Company

The Company has a business relationship involving the sale of products and other items with Mitsubishi Heavy Industries, Ltd.

(II) Relationship with specified associated service providers such as major business partners

Not applicable.

(III) Main activities during the current fiscal year

He attended all 17 meetings of the Board of Directors held during the current fiscal year, and, based on his experience and knowledge as an executive officer (through March 2024) and as a fellow advisor of Mitsubishi Heavy Industries, Ltd., he asked questions and expressed opinions as appropriate. In particular, he actively made statements regarding overall management issues of the Company, as well as issues, risks, and points for improvement in each business. In addition, as Chair of the Nomination and Compensation Committee, he attended all seven committee meetings held during the current fiscal year and fulfilled a supervisory role in the selection of officer candidates and the process of determining executive compensation, etc. at the Company from an objective and neutral standpoint.

2) Mika Nakayama, Director

(I) Significant concurrent positions and the relationship with the Company

The Company has a business relationship involving the sale of products, etc. with Astellas Pharma Inc.

(II) Relationship with specified associated service providers such as major business partners

Not applicable.

(III) Main activities during the current fiscal year

She attended all 17 meetings of the Board of Directors held during the current fiscal year. Based on her experience and knowledge gained from serving as an executive officer and director of JSR Corporation and currently as an Outside Director and Audit and Supervisory Committee Member of Astellas Pharma Inc., she asked questions and expressed opinions as appropriate. In particular, she actively made statements regarding issues and points for improvement related to the Company’s management strategy, intellectual property strategy, risk management, and other matters. In addition, as a member of the Nomination and Compensation Committee, she attended all seven committee meetings held during the current fiscal year and fulfilled a supervisory role in the selection of officer candidates and the process of determining executive compensation, etc. at the Company from an objective and neutral standpoint.

3) Mariko Kawaguchi, Director

(I) Significant concurrent positions and the relationship with the Company

There are no relationships requiring disclosure between the Company and Rikkyo University, Asset Management One Co., Ltd., or Sagamiya Foods Co., Ltd.

(II) Relationship with specified associated service providers such as major business partners

Not applicable.

(III) Main activities during the current fiscal year

She attended all 17 meetings of the Board of Directors held during the current fiscal year. Based on her experience and knowledge gained from disseminating information and providing advice as a sustainability expert at Daiwa Institute of Research Ltd., as well as having served in numerous government committees related to ESG and sustainability as a university professor, she asked questions and expressed opinions as appropriate. In particular, she actively made statements regarding issues and points for improvement related to the Company’s capital strategy, enhancement of corporate value, ESG, and other matters. In addition, as a member of the Nomination and Compensation Committee, she attended all seven committee meetings held during the current fiscal year and fulfilled a supervisory role in the selection of officer candidates and the process of determining executive compensation, etc. at the Company from an objective and neutral standpoint.

4) Junichi Masuda, Director (Audit and Supervisory Committee Member (Full-time))

(I) Significant concurrent positions and the relationship with the Company

Not applicable.

(II) Relationship with specified associated service providers such as major business partners

Not applicable.

(III) Main activities during the current fiscal year

Since assuming office on June 27, 2025, he attended all 12 meetings of the Board of Directors and all 10 meetings of the Audit and Supervisory Committee held during the current fiscal year. Based on his extensive domestic and overseas experience over many years at financial institutions, his broad insight into management as a whole, and his specialized knowledge in finance, accounting, and investment operations, he provided appropriate advice and oversight regarding management, contributing to the revitalization of discussions of the Board of Directors and strengthening its functions. In particular, he actively made statements regarding issues and points for improvement related to the Company’s management strategy, internal control, and financial affairs. In addition, as a member of the Nomination and Compensation Committee, since his appointment as a committee member in January 2026, he attended the one committee meeting held thereafter and fulfilled a supervisory role in the selection of officer candidates and the process of determining executive compensation, etc. at the Company from an objective and neutral standpoint.

5) Tomohiro Kikkawa, Director (Audit and Supervisory Committee Member)

(I) Significant concurrent positions and the relationship with the Company

There are no relationships requiring disclosure between the Company and GungHo Online Entertainment, Inc.

(II) Relationship with specified associated service providers such as major business partners

Not applicable.

(III) Main activities during the current fiscal year

He attended all 17 meetings of the Board of Directors held during the current fiscal year. He also attended all 14 meetings of the Audit and Supervisory Committee held during the current fiscal year. Based on his experience and knowledge as an attorney-at-law, he asked questions and expressed opinions as appropriate. In particular, he actively made statements regarding issues and points for improvement related to the Company’s internal control, risk management, legal affairs, and other matters. In addition, as a member of the Nomination and Compensation Committee, he attended all seven committee meetings held during the current fiscal year and fulfilled a supervisory role in the selection of officer candidates and the process of determining executive compensation, etc. at the Company from an objective and neutral standpoint.

6) Junko Kamei, Director (Audit and Supervisory Committee Member)

(I) Significant concurrent positions and the relationship with the Company

There are no relationships requiring disclosure between the Company and the University of Tokyo and the National Agency for Automobile and Land Transport Technology.

(II) Relationship with specified associated service providers such as major business partners

Not applicable.

(III) Main activities during the current fiscal year

She attended all 17 meetings of the Board of Directors held during the current fiscal year. She also attended all 14 meetings of the Audit and Supervisory Committee held during the current fiscal year. Based on her experience and knowledge as a certified public accountant, she asked questions and expressed opinions as appropriate. In particular, she actively made statements regarding issues and points for improvement related to the Company’s internal control, finance, accounting, and other matters. In addition, as a member of the Nomination and Compensation Committee, she attended all seven committee meetings held during the current fiscal year and fulfilled a supervisory role in the selection of officer candidates and the process of determining executive compensation, etc. at the Company from an objective and neutral standpoint.

(Note) The matters reported in this business report are presented as follows:

1.	Amounts less than one million yen and amounts less than one thousand yen have been rounded down.
2.	The number of shares less than one thousand shares has been rounded down.

Consolidated Balance Sheet (as of March 31, 2026)

Item	Amount	Item	Amount
	Millions of yen		Millions of yen
(Assets)		(Liabilities)
Current assets	56,625	Current liabilities	27,291
Cash and bank deposits	9,025	Accounts payable, trade	9,001
Notes receivable, trade	589	Electronically recorded obligations	1,682
Electronically recorded monetary claims	3,865	Short-term debt	3,500
Accounts receivable, trade	16,856	Current portion of long-term debt	700
Contract assets	16,769	Accrued income taxes	2,574
Finished goods	754	Contract liabilities	5,427
Work in process	3,446	Accrued bonuses	1,331
Raw materials and supplies	1,335	Accrued bonuses to directors	55
Other current assets	3,981	Provision for warranties on construction	775
Non-current assets	21,468	Provision for losses on construction contracts	158
Property, plant and equipment	8,050	Other current liabilities	2,085
Buildings and structures	2,615	Long-term liabilities	5,870
Machinery, equipment and vehicles	613	Long-term debt	1,300
Land	729	Provision for executive compensation BIP Trust	137
Construction in progress	3,665	Provision for employee stock ownership plan trust	103
Other Property, plant and equipment	426	Liability for retirement benefits	3,644
Intangible assets	2,098	Deferred tax liabilities	268
Goodwill	740	Other long-term liabilities	416
Other	1,358	Total liabilities	33,161
Investments and other assets	11,319	(Net Assets)
Investment securities	6,759	Shareholders’ equity	40,766
Deferred tax assets	500	Common stock	3,956
Asset for retirement benefits	3,551	Capital surplus	4,335
Other assets	507	Retained earnings	33,271
		Treasury stock	(797)
		Accumulated other comprehensive income	4,165
		Unrealized gain on available-for-sale securities	2,930
		Deferred gain (loss) on hedges	(9)
		Foreign currency translation adjustments	(248)
		Accumulated remeasurements of defined benefit plans	1,493
		Total net assets	44,932
Total assets	78,093	Total liabilities and net assets	78,093

(Note) Amounts less than one million yen have been rounded down.

Consolidated Statement of Operations (From April 1, 2025 to March 31, 2026)

Item	Amount
	Millions of yen	Millions of yen
Net sales		84,240
Cost of sales		65,976
Gross profit		18,263
Selling, general and administrative expenses		9,082
Operating income		9,181
Non-operating income
Interest income and dividend	196
Miscellaneous income	497	693
Non-operating expenses
Interest expense	27
Miscellaneous losses	385	412
Ordinary income		9,462
Extraordinary income
Gain on sales of non-current assets	1,448	1,448
Extraordinary loss
Impairment loss	506	506
Income before income taxes and non-controlling interests		10,404
Current	3,385
Deferred	(527)	2,857
Net income		7,546
Profit attributable to owners of parent		7,546

(Note) Amounts less than one million yen have been rounded down.

Balance Sheet (as of March 31, 2026)

Item	Amount	Item	Amount
	Millions of yen		Millions of yen
(Assets)		(Liabilities)
Current assets	48,907	Current liabilities	24,132
Cash and bank deposits	6,023	Accounts payable, trade	8,575
Notes receivable, trade	585	Short-term debt	3,500
Electronically recorded monetary claims	3,199	Current portion of long-term debt	700
Accounts receivable, trade	13,858	Accounts payable	1,086
Contract assets	16,189	Accrued expenses	268
Finished goods	754	Accrued income taxes	2,262
Work in process	2,433	Contract liabilities	5,341
Raw materials and supplies	1,325	Accrued bonuses	1,027
Advance payments	2,909	Accrued bonuses to directors	39
Prepaid expenses	203	Provision for warranties on construction	775
Short-term loans receivable from related companies	1,117	Provision for losses on construction contracts	158
Other current assets	1,173	Other current liabilities	397
Allowance for doubtful accounts	(865)	Long-term liabilities	5,520
Non-current assets	20,623	Long-term debt	1,300
Property, plant and equipment	7,544	Provision for executive compensation BIP Trust	137
Buildings	1,836	Provision for employee stock ownership plan trust	103
Structures	259	Reserve for retirement benefits	3,619
Machinery and equipment	557	Asset retirement obligations	346
Vehicles and transport equipment	11	Other long-term liabilities	13
Tools, furniture and fixtures	344	Total liabilities	29,652
Land	852	(Net Assets)
Leased assets	18	Shareholders’ equity	37,067
Construction in progress	3,664	Common stock	3,956
Intangible assets	352	Capital surplus	4,338
Investments and other assets	12,726	Legal capital surplus	4,202
Investment securities	6,014	Other capital surplus	135
Shares in related companies	3,084	Retained earnings	29,569
Investments in related companies	159	Legal retained earnings	840
Long-term loans receivable	1	Other retained earnings	28,728
Long-term loans receivable from related companies	303	Research and development fund	500
Prepaid pension costs	1,635	General reserve	2,049
Deferred tax assets	1,052	Retained earnings brought forward	26,179
Other	476	Treasury stock	(797)
		Valuation and translation adjustments	2,810
		Unrealized gain on available-for-sale securities	2,820
		Deferred gain (loss) on hedges	(9)
		Total net assets	39,877
Total assets	69,530	Total liabilities and net assets	69,530

(Note) Amounts less than one million yen have been rounded down.

Statement of Operations (From April 1, 2025 to March 31, 2026)

Item	Amount
	Millions of yen	Millions of yen
Net sales		74,099
Cost of sales		58,428
Gross profit		15,670
Selling, general and administrative expenses		7,738
Operating income		7,932
Non-operating income
Interest income and dividend	507
Miscellaneous income	386	893
Non-operating expenses
Interest expense	27
Provision of allowance for doubtful accounts	64
Miscellaneous losses	365	457
Ordinary income		8,369
Extraordinary income
Gain on sales of non-current assets	1,448	1,448
Extraordinary loss
Impairment loss	490	490
Net income before income taxes		9,327
Current	2,996
Deferred	(485)	2,511
Net income		6,815

(Note) Amounts less than one million yen have been rounded down.

Copy of Accounting Auditor’s Report for Consolidated Financial Statements

Report of Independent Auditors

May 20, 2026

To the Board of Directors of
Mitsubishi Kakoki Kaisha, Ltd.
Ernst & Young ShinNihon LLC Tokyo, Japan
Seizaburo Oya, Certified Public Accountant, Designated Limited Liability Partner and Engagement Partner

Shigeyoshi Sato
Certified Public Accountant, Designated Limited Liability Partner and Engagement Partner

Opinion

Pursuant to Article 444, Paragraph 4 of the Companies Act, we have audited the accompanying consolidated financial statements of Mitsubishi Kakoki Kaisha, Ltd. (the “Company”) for the consolidated fiscal year from April 1, 2025 to March 31, 2026, which comprise the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of changes in net assets, and the notes to consolidated financial statements.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position and results of operations of the corporate group consisting of the Company and its consolidated subsidiaries for the period covered by such consolidated financial statements, in accordance with accounting principles generally accepted in Japan.

Basis for opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s responsibilities for the audit of the consolidated financial statements” section of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the professional ethical requirements in Japan, including those applicable to audits of financial statements of public interest entities, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other information

The other information comprises the business report and the accompanying supplementary schedules. Management is responsible for the preparation and disclosure of the other information. The Audit and Supervisory Committee is responsible for overseeing the execution of duties by the directors in the establishment and operation of the reporting process for the other information.

Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, assess whether the other information is materially inconsistent with the consolidated financial statements or with the knowledge we obtained in the audit, and, apart from such material inconsistencies, pay attention to any indications that the other information may be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement in the other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of management and the Audit and Supervisory Committee for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes the establishment and operation of internal control as management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements on a going concern basis and, where required by accounting principles generally accepted in Japan, disclosing matters related to going concern.

The Audit and Supervisory Committee is responsible for overseeing the directors’ execution of duties in the establishment and operation of the financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our responsibility is to obtain reasonable assurance, based on the audit we have performed, about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the consolidated financial statements from an independent standpoint in our auditor’s report. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit to do the following.

•

We identify and assess the risks of material misstatement, whether due to fraud or error. We also design and perform audit procedures responsive to those risks, the selection and application of which are subject to the auditor’s judgment, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Although the purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of internal control, we assess internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances for our risk assessment.

•

We evaluate the appropriateness of the accounting policies adopted by management and the methods of their application, the reasonableness of accounting estimates made by management, and the adequacy of the related notes.

•

We conclude on whether it is appropriate for management to prepare the consolidated financial statements on a going concern basis and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If a material uncertainty related to the going concern basis is identified, we are required to draw attention in our auditor’s report to the related notes in the consolidated financial statements, or, if such notes concerning the material uncertainty are inadequate, to express a modified opinion on the consolidated financial statements. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report; however, future events or conditions may cause a company to cease to continue as a going concern.

•

We evaluate whether the presentation of the consolidated financial statements and the related notes is in accordance with accounting principles generally accepted in Japan, assess the presentation, structure and content of the consolidated financial statements, including the related notes, and evaluate whether the underlying transactions and accounting events are fairly presented in the consolidated financial statements.

•

We plan and perform the audit of the consolidated financial statements in order to obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries as a basis for our opinion on the consolidated financial statements. We are responsible for the direction, supervision, and review of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion.

We report to the Audit and Supervisory Committee the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit, and other matters required by auditing standards.

We also report to the Audit and Supervisory Committee that we have complied with the professional ethical requirements regarding independence in Japan, and with any matters that may reasonably be thought to affect our independence, as well as, where applicable, the actions taken to eliminate such threats or the safeguards applied to reduce such threats to an acceptable level.

Interests required to be disclosed under the Certified Public Accountants Act of Japan

Our firm or the engagement partners have no interests in the Company or its consolidated subsidiaries that are required to be disclosed pursuant to the Certified Public Accountants Act of Japan.

Copy of Accounting Auditor’s Report

Report of Independent Auditors

May 20, 2026

To the Board of Directors of
Mitsubishi Kakoki Kaisha, Ltd.
Ernst & Young ShinNihon LLC Tokyo, Japan
Seizaburo Oya, Certified Public Accountant, Designated Limited Liability Partner and Engagement Partner

Shigeyoshi Sato
Certified Public Accountant, Designated Limited Liability Partner and Engagement Partner

Opinion

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the accompanying financial statements of Mitsubishi Kakoki Kaisha, Ltd. (the “Company”) for the 102nd fiscal year from April 1, 2025 to March 31, 2026, which comprise the balance sheet, the statement of operations, the statement of changes in net assets, and the notes to financial statements, as well as the accompanying supplementary schedules (the “Financial Statements”).

In our opinion, the Financial Statements present fairly, in all material respects, the financial position and results of operations of the Company for the period covered by the Financial Statements, in accordance with accounting principles generally accepted in Japan.

Basis for opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s responsibilities for the audit of the Financial Statements” section of our report. We are independent of the Company in accordance with the professional ethical requirements in Japan, including those applicable to audits of financial statements of public interest entities, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other information

The other information comprises the business report and the accompanying supplementary schedules. Management is responsible for the preparation and disclosure of the other information. The Audit and Supervisory Committee is responsible for overseeing the execution of duties by the directors in the establishment and operation of the reporting process for the other information.

Our opinion on the Financial Statements does not cover the other information, and we do not express an opinion thereon.

In connection with our audit of the Financial Statements, our responsibility is to read the other information and, in doing so, assess whether the other information is materially inconsistent with the Financial Statements or with the knowledge we obtained in the audit, and, apart from such material inconsistencies, pay attention to any indications that the other information may be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement in the other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of management and the Audit and Supervisory Committee for the Financial Statements

Management is responsible for the preparation and fair presentation of the Financial Statements in accordance with accounting principles generally accepted in Japan. This includes the establishment and operation of internal control as management determines is necessary to enable the preparation and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, management is responsible for assessing whether it is appropriate to prepare the Financial Statements on a going concern basis and, where required by accounting principles generally accepted in Japan, disclosing matters related to going concern.

The Audit and Supervisory Committee is responsible for overseeing the directors’ execution of duties in the establishment and operation of the financial reporting process.

Auditor’s responsibilities for the audit of the Financial Statements

Our responsibility is to obtain reasonable assurance, based on the audit we have performed, about whether the Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the Financial Statements from an independent standpoint in our auditor’s report. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these Financial Statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit to do the following.

•

We identify and assess the risks of material misstatement, whether due to fraud or error. We also design and perform audit procedures responsive to those risks, the selection and application of which are subject to the auditor’s judgment, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Although the purpose of the audit of the Financial Statements is not to express an opinion on the effectiveness of internal control, we assess internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances for our risk assessment.

•

We evaluate the appropriateness of the accounting policies adopted by management and the methods of their application, the reasonableness of accounting estimates made by management, and the adequacy of the related notes.

•

We conclude on whether it is appropriate for management to prepare the Financial Statements on a going concern basis and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If a material uncertainty related to the going concern basis is identified, we are required to draw attention in our auditor’s report to the related notes in the Financial Statements, or, if such notes concerning the material uncertainty are inadequate, to express a modified opinion on the Financial Statements. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report; however, future events or conditions may cause a company to cease to continue as a going concern.

•

We evaluate whether the presentation of the Financial Statements and the related notes is in accordance with accounting principles generally accepted in Japan, assess the presentation, structure and content of the Financial Statements, including the related notes, and evaluate whether the underlying transactions and accounting events are fairly presented in the Financial Statements.

We report to the Audit and Supervisory Committee the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit, and other matters required by auditing standards.

We also report to the Audit and Supervisory Committee that we have complied with the professional ethical requirements regarding independence in Japan, and with any matters that may reasonably be thought to affect our independence, as well as, where applicable, the actions taken to eliminate such threats or the safeguards applied to reduce such threats to an acceptable level.

Interests required to be disclosed under the Certified Public Accountants Act of Japan

Our firm or the engagement partners have no interests in the Company that are required to be disclosed pursuant to the Certified Public Accountants Act of Japan.

Copy of Audit and Supervisory Committee’s Audit Report

Audit Report

The Audit and Supervisory Committee audited the execution of duties by the directors during the 102nd fiscal year, from April 1, 2025 to March 31, 2026. We hereby report the method and results of such audit as follows.

1.	Methods and scope of audit

With respect to the board resolutions regarding the matters set forth in Article 399-13, Paragraph 1, Item 1 (b) and (c) of the Companies Act, and the system established based on such board resolutions (the internal control system), we received periodic reports from the directors and employees concerning the establishment and operation of such system, requested explanations as necessary, and expressed our opinions, and conducted the audit by the following methods:

(1) In accordance with the Audit and Supervisory Committee Audit Standards we established, and in line with the audit policies and the allocation of duties, etc. for the current fiscal year, and in coordination with the Internal Audit Office, we attended important meetings, received reports from the directors and employees, etc. on the status of the execution of their duties, requested explanations as necessary, inspected important approval documents, and reviewed the business and financial positions at the head office and major business sites. With respect to subsidiaries, we also communicated and exchanged information with the directors and auditors, etc. of the subsidiaries, and received business reports from the subsidiaries as necessary.

(2) We monitored and verified whether the accounting auditor maintained its independence and conducted audits appropriately, received reports from the accounting auditor on the status of the execution of its duties, and requested explanations as necessary. We also received notice from the accounting auditor that it had established a “system to ensure that the appropriate execution of duties” (the matters listed in each item of Article 131 of the Company Accounting Rules), in accordance with the “Quality Control Standards on Audits” (the Business Accounting Council), and requested explanations as necessary.

Based on the above methods, we reviewed the business report and the accompanying supplementary schedules, the financial statements (the balance sheet, the statement of operations, the statement of changes in net assets, and the notes to financial statements) and their accompanying supplementary schedules, as well as the consolidated financial statements (consolidated balance sheet, the consolidated statement of operations, the consolidated statement of changes in net assets, and the notes to consolidated financial statements) for the current fiscal year.

2.	Results of the audit

(1) Results of audit of the business report, etc.

(i)

The business report and its accompanying supplementary schedules are found to fairly present the condition of the Company in accordance with applicable laws and regulations and the Articles of Incorporation.

(ii)	No material fact, such as fraud, violation of laws or regulations, or violation of the Articles of Incorporation was found in relation to the execution of duties by the directors.

(iii)

The board resolutions concerning the internal control system are found to be appropriate. In addition, no matters requiring comment were found in the statements in the business report concerning the internal control system or in the execution of duties by the directors.

(2) Results of audit of the financial statements and their accompanying supplementary schedules

The methods and results of the audit conducted by Ernst & Young ShinNihon LLC, the accounting auditor, are found to be appropriate.

(3) Results of audit of the consolidated financial statements

The methods and results of the audit conducted by Ernst & Young ShinNihon LLC, the accounting auditor, are found to be appropriate.

May 20, 2026

Audit and Supervisory Committee of Mitsubishi Kakoki Kaisha, Ltd.

Junichi Masuda

Audit and Supervisory Committee Member (Full-time) [seal]

Shinichi Sakemi

Audit and Supervisory Committee Member (Full-time) [seal]

Tomohiro Kikkawa

Audit and Supervisory Committee Member [seal]

Junko Kamei

Audit and Supervisory Committee Member [seal]

(Note) Junichi Masuda, Tomohiro Kikkawa, and Junko Kamei, Audit and Supervisory Committee Members, are External Directors as defined in Article 2, Item 15, and Article 331, Paragraph 6 of the Companies Act.

The 102nd Annual General Meeting of Shareholders

Other Matters Subject to Measures for Electronic Provision

(Matters Omitted from Documents Delivered in Paper-Based Format)

∎	Business Report

•	Main Business Activities

•	Major Sales Offices and Factories

•	Status of Employees

•	Major Lenders

•	Matters Concerning the Company’s Stock Acquisition Rights, Etc.

•	Status of the Accounting Auditor

•	Systems and Policies of the Company

∎	Consolidated Statement of Changes in Net Assets

∎	Notes to Consolidated Financial Statements

∎	Statement of Changes in Net Assets

∎	Notes to Non-Consolidated Financial Statements
(April 1, 2025 to March 31, 2026) Mitsubishi Kakoki Kaisha, Ltd.

Main Business Activities (As of March 31, 2026)

The Group’s main business activities are as follows.

(i) Engineering business

The Group engages in the engineering and construction of city gas and petroleum-related plants, a variety of chemical engineering plants, hydrogen generation equipment, sewage treatment equipment, industrial effluent treatment equipment, and diverse water treatment equipment.

(ii) Industrial machinery business

The Group engages in the design, manufacture, installation, and sale of industrial machinery such as oil purifiers, equipment complying with marine environment protection regulations, a variety of separators and filtration machinery, seawater screening facility, mixers, and related products.

(iii) GX business

The Group engages in the engineering and construction of hydrogen generators for GX, hydrogen stations, thermal sludge solubilizers, equipment for effective use of biogas, and related products, as well as the design, manufacture, installation, and sale of Electric Field Filters®, centrifuges for SAF, and related products.

Major Sales Offices and Factories (As of March 31, 2026)

Company name	Location
Mitsubishi Kakoki Kaisha, Ltd.

Registered office and Kawasaki Works (2-1, Ohkawa-cho, Kawasaki-ku, Kawasaki-shi)

Head office (580 Horikawa-cho, Saiwai-ku, Kawasaki-shi)

Branch Office (Chuo-ku, Osaka-shi)

Business office (Yokkaichi-shi, Mie)

Factory (Kamisu-shi, Ibaraki)

Overseas branch (Taiwan)

Overseas sales office (Malaysia)

Overseas representative office (Indonesia)

Mitsubishi Kakoki Advance, Ltd.

Registered office and Ohkawa Business Office (2-1, Ohkawa-cho, Kawasaki-ku, Kawasaki-shi)

Head office (580 Horikawa-cho, Saiwai-ku, Kawasaki-shi)

Branches (Chuo-ku, Osaka-shi and Higashi-ku, Fukuoka-shi)

Factory (Yahatanishi-ku, Kitakyushu-shi)

Business offices (Kawasaki-ku, Kawasaki-shi and 12 other locations)

MKK TOHOKU Corporation	Registered office and factory (1-58, Arayayutaka-machi, Akita-shi, Akita) Factory (Iwaki-shi, Fukushima) Business office (Akita-shi, Akita)
MKK Asia Co., Ltd.	Registered Office (Thailand)
MKK EUROPE B.V.	Registered Office (Netherlands)

(Note) 1.	MKK TOHOKU Corporation changed its trade name from Tohsoh Corporation effective April 1, 2025.
2.

Kakoki Trading Co., Ltd., which was a consolidated subsidiary as of the end of the previous consolidated fiscal year, has been excluded from major sales offices and factories following the completion of liquidation during the current consolidated fiscal year.

Status of Employees (As of March 31, 2026)

(i) Status of employees of the group of enterprises

Business division	Number of employees	Change from the end of the previous consolidated fiscal year
Engineering business	461	-95
Industrial machinery business	276	-1
GX business	102	+102
Group-wide (Common)	205	+21
Total	1,044	+27

(Note)

The number of employees under Group-wide (Common) refers to those in administrative departments that cannot be classified as part of the engineering business, industrial machinery business, or GX business.

(ii) Status of employees of the Company

Number of employees	Change from the end of the previous fiscal year	Average age	Average length of service
589	+29	43.8	15.1 years

(Note) Does not include seconded employees, employees on leave of absence, and contract employees (total of 123 employees).

Major Lenders (As of March 31, 2026)

Lender	Outstanding Loan Balance
MUFG Bank, Ltd.	2,400 million yen
The Bank of Yokohama, Ltd.	1,599
Meiji Yasuda Life Insurance Company	500

Matters Concerning the Company’s Stock Acquisition Rights, Etc.

Not applicable.

Status of the Accounting Auditor

(1) Name of the accounting auditor

Ernst & Young ShinNihon LLC

(2) Amount of compensation, etc. of the accounting auditor for the current fiscal year

(I) Compensation, etc. for services as accounting auditor for the current fiscal year	72 million yen

(II) Total amount of cash and other financial benefits payable by the Company and its subsidiaries	74 million yen

(Note) 1.

Under the audit agreement between the Company and its accounting auditor, the amount of audit fees and other compensation for audits under the Companies Act and audits under the Financial Instruments and Exchange Act are not clearly distinguished and cannot be distinguished in practice. Accordingly, the amount in (I) above represents the total of these amounts.

2.

The Audit and Supervisory Committee decided to approve the amount of compensation, etc. of the accounting auditor after conducting the necessary verification as to whether the details of the accounting auditor’s audit plan, the status of performance of its duties, and the basis for calculating the estimated compensation were appropriate, among other matters.

3.	Among the Company’s significant subsidiaries, MKK Asia Co., Ltd. is audited by an audit firm other than the Company’s accounting auditor.

(3) Details of non-audit services

Not applicable.

(4) Policy on decisions to remove or not reappoint the accounting auditor

If the Audit and Supervisory Committee deems it necessary, such as when the accounting auditor is unable to perform its duties, the Audit and Supervisory Committee shall decide on the content of a proposal to remove or not reappoint the accounting auditor for submission to the general meeting of shareholders.

In addition, if the Audit and Supervisory Committee finds that the accounting auditor falls under any of the items set forth in Article 340, Paragraph 1 of the Companies Act, it shall remove the accounting auditor based on the unanimous consent of all Audit and Supervisory Committee Members. In such case, at the first general meeting of shareholders convened after the removal, an Audit and Supervisory Committee Member selected by the Audit and Supervisory Committee shall report on the removal of the accounting auditor and the reasons therefor.

Systems and Policies of the Company

System to Ensure that the Execution of Duties by Directors Complies with Laws and Regulations and the Articles of Incorporation, and Other Systems to Ensure the Appropriateness of Operations

The system to ensure the appropriateness of operations (the basic policy on the establishment of the internal control system), as resolved by the Board of Directors of the Company, is as follows:

1)	System to ensure that the execution of duties by directors and employees of the Company and each Group company complies with laws and regulations and the Articles of Incorporation

(I)

Directors and employees of the Company and each Group company shall act in compliance with laws and regulations, the Articles of Incorporation, other internal rules, and social ethics and norms, based on Mitsubishi Kakoki Group’s Charter of Behavior, Mitsubishi Kakoki Group’s Code of Behavior for Compliance, and the Compliance Committee Regulations.

(II)

The Compliance Committee, which reports directly to the President and is organized on a cross-functional basis covering the entire Group, shall promote measures to establish a compliance system and maintain and enhance compliance awareness among directors and employees of the Company and each Group company.

(III)

The Internal Audit Office shall audit the business activities of the entire Group to examine whether the execution of duties by employees complies with laws and regulations, the Articles of Incorporation, internal rules, etc. The results of the internal audits shall be reported to the President and shared with directors and the Audit and Supervisory Committee or Audit and Supervisory Committee Members.

(IV)

The Company shall establish the compliance hotline, the “Help Line,” through which employees of the Company and each Group company may directly report compliance issues when discovered, thereby encouraging whistle-blowing while ensuring the protection of whistleblowers.

(V)

The Group has stipulated in Mitsubishi Kakoki Group’s Charter of Behavior that it shall strictly eliminate any relationship with anti-social forces that poses a threat to social order and safety, and shall ensure that the officers , employees, and other related parties of the Company and each Group company fully comply with such Charter of Behavior.

2)	System for the preservation and management of information related to the execution of duties by the Company’s directors

(I)

In accordance with the Board of Directors Regulations, the Basic Regulations for Operational Decision-Making, and the Document Management Regulations, the Company shall record in writing, preserve, and manage information related to the execution of duties by directors. Directors (including directors who are Audit and Supervisory Committee Members) shall be entitled to inspect these documents at any time.

3)	Regulations and other systems for managing the risk of loss for the Company and each Group company

(I)

The Company shall set forth in the Risk Management Regulations the fundamental principles and specific measures for preventing and minimizing the effects of risks that may have a material impact on the Group’s business. The Risk Management Committee shall be responsible for promoting the specific measures and shall appropriately report progress on such activities to the Board of Directors.

(II)

For matters requiring urgent action, the Company shall establish an emergency response headquarters headed by the President to centralize information and respond to the state of emergency through a top-down approach in accordance with the Risk Management Regulations.

4)	System to ensure the efficient execution of duties by the Company’s directors (excluding directors who are Audit and Supervisory Committee Members)

(I)

To ensure the efficient execution of duties by directors (excluding directors who are Audit and Supervisory Committee Members), the Company shall establish basic management policies, management plans, and other objectives to be shared by the Company’s directors and employees, and shall set specific targets to be attained by each director (excluding directors who are Audit and Supervisory Committee Members) and employee in order to achieve such objectives.

(II)

To ensure the efficient execution of duties, the Company shall establish a management committee composed of directors (excluding directors who are Audit and Supervisory Committee Members), executive officers, and division managers, among others, which shall deliberate on management policies and important company-wide matters.

(III)

To expedite decision-making, the Company shall review and maintain the Regulations on Division of Duties, the Regulations on Duties and Authority, and other related regulations, clarify authority and responsibility, and ensure that important matters are submitted to the Board of Directors for decision-making after deliberations at the management committee.

(IV)

The Board of Directors shall designate the areas of responsibility for each director (excluding directors who are Audit and Supervisory Committee Members), and each director shall oversee the organizations under his or her responsibility.

5)	System to ensure the appropriateness of operations within the group of enterprises consisting of the Company and its subsidiaries

(I)

The Group shall establish and share internal control policies, including those related to compliance, risk management, and crisis management. In addition, each committee and other relevant bodies shall each be responsible for promoting specific measures.

(II)

Based on the Regulations for Managing Affiliated Companies, which compile various regulations relating to subsidiaries, the Company shall appropriately manage and support its subsidiaries by respecting their management decisions so that their management structures (general meeting of shareholders and the Board of Directors) can function effectively and autonomous management based on self-responsibility can be established, while requiring them to report certain matters to the Company.

(III)

The Company shall monitor the management status of its subsidiaries through the management promotion committee and other channels, and shall make efforts to share information through such means as exchanges of views between the directors of the Company and its subsidiaries.

6)

Matters concerning employees who assist the Audit and Supervisory Committee (in cases where the Audit and Supervisory Committee requests the appointment of such employees), matters concerning the independence of such employees from directors (excluding directors who are Audit and Supervisory Committee Members), and matters concerning ensuring the effectiveness of instructions given by the Audit and Supervisory Committee to such employees

(I)

For the time being, the duties of the Audit and Supervisory Committee shall be assisted by employees concurrently serving in internal departments. If the Audit and Supervisory Committee requests the appointment of dedicated personnel, the Company shall respect such request.

(II)

With respect to personnel transfers, performance evaluations, and other matters concerning employees who assist in the duties of the Audit and Supervisory Committee, the opinions of the Audit and Supervisory Committee shall be sought and respected.

(III)

If the employees who assist in the duties of the Audit and Supervisory Committee receive any instructions from the Audit and Supervisory Committee with respect to such duties, they shall not be subject to any instructions or orders of directors (excluding directors who are Audit and Supervisory Committee Members), their superiors, or any other person, and shall follow the instructions and orders of the Audit and Supervisory Committee.

7)

System for directors (excluding directors who are Audit and Supervisory Committee Members) and employees to report to the Audit and Supervisory Committee, other systems relating to reporting to the Audit and Supervisory Committee, and the system to ensure that persons making such reports are not subject to disadvantageous treatment on the grounds of having made such reports

(I)

The Company shall maintain a system under which Audit and Supervisory Committee Members may attend important meetings regarding management at any time and receive reports from directors (excluding directors who are Audit and Supervisory Committee Members) and others on the status of execution of their duties.

(II)

Directors (excluding directors who are Audit and Supervisory Committee Members) and employees of the Company and each Group company shall report to the Audit and Supervisory Committee if they discover any fact that may cause substantial damage to the Company.

(III)

Directors (excluding directors who are Audit and Supervisory Committee Members) and employees of the Company and each Group company shall not be subject to any disadvantageous treatment on the grounds that they made a report pursuant to the preceding paragraph.

8)	Other systems to ensure that audits by the Audit and Supervisory Committee are conducted effectively

(I)

The Company shall make important approval documents available for inspection by the Audit and Supervisory Committee or Audit and Supervisory Committee Members, and shall maintain a system under which the Audit and Supervisory Committee or Audit and Supervisory Committee Members may obtain various types of information, including management information, at any time.

(II)

Audit and Supervisory Committee Members and the Audit and Supervisory Committee shall hold meetings for periodic exchanges of views with Representative Directors, the accounting auditor, and others, for the purpose of exchanging opinions and information, and may request reports from the accounting auditor as necessary.

(III)	The Internal Audit Office shall maintain close coordination with the Audit and Supervisory Committee and Audit and Supervisory Committee Members, including through exchanges of information.

(IV)

If an Audit and Supervisory Committee Member requests advance payment of expenses or reimbursement of liabilities arising in connection with the execution of his or her duties (limited to those related to the execution of duties of the Audit and Supervisory Committee), such request shall be processed promptly unless it is deemed unnecessary.

(Overview of the Operational Status of the Internal Control System)

(I)	Internal control system and overall compliance

The Company has established the Internal Control Committee to assist the Board of Directors, and the Internal Control Team as a subordinate organization to such committee. Such committee, team, and the Internal Audit Office monitor the status of establishment and operation of internal control systems across the entire Group and investigate the appropriateness of individual business activities primarily from a compliance perspective, and verify the effectiveness of checks conducted by each department and each subsidiary. The Internal Control Committee is held once a month, in principle.

(II)	Risk management

The Company has established the Risk Management Committee to prevent various risks surrounding the Group’s business and minimize losses to the Company. The Risk Management Committee conducts periodic risk management surveys of each department and each subsidiary, analyzes risks, and centrally manages information related to risks. Risk Management Committee meetings are held several times a year.

(III)	Internal audits and internal control over financial reporting

The Internal Audit Office conducts audits of each department of the Company and each subsidiary based on the internal audit plan and reports the results to the Audit and Supervisory Committee and the Board of Directors.

(IV)	Management of subsidiaries

Officers, division managers, or similar personnel of the Company concurrently serve as directors or corporate auditors of subsidiaries and supervise them, while also receiving reports on their management status through the management promotion committee meetings, which are held monthly, and other means.

(V)	Execution of duties by directors

The Company holds Board of Directors meetings at least once a month, and held 17 such meetings during the current fiscal year.

At Board of Directors meetings, the Company determines basic management policies, matters prescribed by laws and regulations, and other important matters regarding management, and oversees the execution of duties by directors. In addition, the Company holds management committee meetings, composed of directors, division managers, and others, at least once a month to conduct prior deliberations on matters to be submitted to the Board of Directors and to deliberate on and determine other important matters, thereby promoting faster decision-making and more efficient business operations.

(Note) The figures in this Business Report are presented as follows.

1.	Amounts stated in millions of yen are rounded down to the nearest million yen, and amounts stated in thousands of yen are rounded down to the nearest thousand yen.

2.	Numbers of shares stated in thousands of shares are rounded down to the nearest thousand shares.

Consolidated Statement of Changes in Net Assets

(April 1, 2025 to March 31, 2026)

(Unit: millions of yen)

	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at March 31, 2025	3,956	4,212	27,945	(580)	35,534
Changes during the year:
Dividends of surplus			(2,152)		(2,152)
Profit attributable to owners of parent			7,546		7,546
Purchase of treasury stock				(363)	(363)
Disposal of treasury stock		122		145	268
Decrease in retained earnings resulting from exclusion of subsidiaries from consolidation			(67)		(67)
Net changes in items other than those in shareholders’ equity
Total changes during the year	-	122	5,326	(217)	5,231
Balance at March 31, 2026	3,956	4,335	33,271	(797)	40,766

	Accumulated other comprehensive income					Total net assets
	Unrealized gain on available-for-sale securities	Deferred gain (loss) on hedges	Foreign currency translation adjustments	Accumulated remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at March 31, 2025	1,977	4	(222)	933	2,692	38,227
Changes during the year:
Dividends of surplus						(2,152)
Profit attributable to owners of parent						7,546
Purchase of treasury stock						(363)
Disposal of treasury stock						268
Decrease in retained earnings resulting from exclusion of subsidiaries from consolidation						(67)
Net changes in items other than those in shareholders’ equity	953	(14)	(25)	560	1,473	1,473
Total changes during the year	953	(14)	(25)	560	1,473	6,705
Balance at March 31, 2026	2,930	(9)	(248)	1,493	4,165	44,932

(Note) Amounts less than one million yen have been rounded down.

Notes to Consolidated Financial Statements

<Notes to Significant Matters Forming the Basis of Preparation of the Consolidated Financial Statements>

1. Scope of consolidation

(1) Number of consolidated subsidiaries:	4
Names of consolidated subsidiaries:	Mitsubishi Kakoki Advance, Ltd., MKK TOHOKU Corporation, MKK Asia Co., Ltd. (Thailand), MKK EUROPE B.V. (Netherlands)

Kakoki Trading Co., Ltd., which was a consolidated subsidiary in the previous consolidated fiscal year, has been excluded from the scope of consolidation following the completion of liquidation during the current consolidated fiscal year.

(2) Names of major non-consolidated subsidiaries: Ryoka Mechanical Technology (Shanghai) Co., Ltd.

(Reasons for exclusion from the scope of consolidation)

Non-consolidated subsidiaries are excluded from the scope of consolidation because they are all small in scale, and their aggregate total assets, net sales, net income (loss), and retained earnings (in proportion to the Company’s equity interest), among other factors, do not have a material impact on the consolidated financial statements.

2. Application of the equity method

(1) There are no non-consolidated subsidiaries or affiliates which are accounted for by the equity method.

(2) Names of major non-consolidated subsidiaries and affiliates not accounted for by the equity method:

Ryoka Mechanical Technology (Shanghai) Co., Ltd.

(Reasons for not applying the equity method)

The non-consolidated subsidiaries and affiliates are excluded from the scope of application of the equity method because, based on their net income (loss) and retained earnings (in proportion to the Company’s equity interest), among other factors, their exclusion has only a minor impact on the consolidated financial statements and is not material in the aggregate.

3. Fiscal years of consolidated subsidiaries, etc.

Among the consolidated subsidiaries, the fiscal year-end for MKK Asia Co., Ltd. and MKK EUROPE B.V. is December 31.

The consolidated financial statements are prepared using the financial statements of these companies as of their respective fiscal year-ends, with any necessary adjustments made to reflect significant transactions occurring between January 1 and March 31, the consolidated fiscal year-end.

4. Accounting policies

(1) Basis and method for the valuation of significant assets

(i) Securities

Held to maturity bonds:	Stated at cost

Other securities:

Items other than shares, etc. that do not have a market price:	Stated at fair value (Unrealized gains/losses on these securities are included in net assets, and the costs of securities sold are determined by the period average method.)

Shares, etc. that do not have a market price:	Stated at cost determined by the period average method

Investments in limited liability partnerships are recorded by the net amount of equity interest based on the latest financial statements of the relevant partnerships.

(ii) Derivatives

Stated at fair value

(iii) Inventories

Finished goods, raw materials and supplies:	Valued at cost determined by the moving-average method (balance sheet values are calculated by writing down the book value based on any decline in profitability)

Work in process:	Valued at cost determined by the specific identification method (balance sheet values are calculated by writing down the book value based on any decline in profitability)

(2) Method for the depreciation and amortization of significant depreciable assets

(i) Property, plant and equipment (excluding leased assets)

Declining-balance method. However, buildings (excluding attached facilities) acquired on and after April 1, 1998 and attached facilities and other non-building structures acquired on and after April 1, 2016 are depreciated by the straight-line method.

(ii) Intangible assets

Straight-line method. Specifically, software (for internal use) is amortized by the straight-line method over the internal useful life of five years and customer-related intangible assets (customer-related) are amortized by the straight-line method over the period of effect of 10 to 24 years.

(iii) Leased assets

Straight-line method, in which the lease term is used as the useful life, with a residual value of zero

(3) Basis for recording significant allowances

(i) Allowance for doubtful accounts

Provision is made for doubtful accounts in preparation for possible losses on accounts receivable, loans, and other receivables. For general receivables, provision is made based on historical default rates. For specific receivables, such as receivables whose recoverability is deemed doubtful, provision is made based on the expected uncollectible amounts, considering recoverability on an individual basis.

(ii) Accrued bonuses

Accrued bonuses are provided for the future payment of employees’ bonuses in the amount attributable to the current consolidated fiscal year, based on the estimated amount of bonus payments.

(iii) Accrued bonuses to directors

Accrued bonuses to directors are provided for the future payment of directors’ bonuses in the amount attributable to the current consolidated fiscal year, based on the estimated amount of bonus payments.

(iv) Provision for warranties on construction

Provision for warranties on construction is provided for potential expenditures for follow up construction work under warranties to be carried out after the delivery of a completed construction project, estimated based on actual repair costs for the past two years and adjusted to reflect future estimated repair costs.

(v) Provision for losses on construction contracts

Provision for losses on construction contracts is provided for future losses on construction projects based on an estimate of the total losses expected to arise in the following consolidated fiscal year and thereafter in respect of construction projects not yet delivered as of the end of the current consolidated fiscal year, which are expected to generate reasonably determinable losses.

(vi) Provision for executive compensation BIP Trust

This provision is recognized based on the estimated amount of shares to be delivered and cash to be paid, corresponding to the number of points allocated to executives in accordance with the share delivery regulations, in preparation for the future delivery of the Company’s shares to executives.

(vii) Provision for employee stock ownership plan trust

This provision is recognized based on the estimated amount of shares to be delivered and cash to be paid, corresponding to the number of points allocated to employees in accordance with the share delivery regulations related to the ESOP (Employee Stock Ownership Plan) Trust, in preparation for the future delivery of the Company’s shares to employees.

(4) Accounting method for retirement benefits

(i) Periodic allocation method for projected retirement benefits

In the calculation of the retirement benefit obligation, projected retirement benefits are allocated to the period up to the end of the current consolidated fiscal year according to the straight-line standard.

(ii) Amortization method for actuarial gain or loss and past service cost

Past service cost is amortized by the straight-line method over a fixed number of years (11 years), which is within the average remaining years of service of employees at the time of its occurrence.

Actuarial gain or loss is amortized proportionately by the straight-line method over a fixed number of years (11 years), which is within the average remaining years of service of employees at the time of its occurrence in each consolidated fiscal year, from the following consolidated fiscal year.

(5) Standard for converting important foreign currency assets and liabilities into Japanese yen

Receivables and payables denominated in foreign currencies are translated into yen at the rates of exchange in effect at the consolidated balance sheet date, and differences arising from the translation are included in income or loss. The assets and liabilities of the foreign consolidated subsidiaries are translated into yen at the rates of exchange in effect at the consolidated balance sheet date. Revenue and expense accounts are translated at the average rate of exchange in effect during the year. Differences arising from the translation are presented as foreign currency translation adjustments under net assets.

(6) Important hedge accounting method

(i) Hedge accounting method

Foreign exchange forward contracts which meet certain criteria are accounted for by the “allocation method.”

(ii) Hedging instruments and hedged items

Foreign exchange forward contracts for imports and exports

(iii) Hedging policies

Derivative transactions are strictly limited to transactions backed by actual demand, aiming to mitigate currency fluctuations risks on transactions for imports and exports.

(iv) Hedge effectiveness evaluation method

Hedge effectiveness of foreign exchange forward contracts is not evaluated as the terms and conditions of the hedging instruments and the hedged items, such as currency types, exercise dates, and amounts, are substantially the same and they are highly correlated.

(7) Methods for recognizing revenue and expenses

With regard to revenue from contracts with customers, details of the main performance obligations in the Company’s major businesses, and the timing at which the Company typically satisfies these performance obligations are as follows.

(i) Sale of goods

In sales of goods, including the sale of various machinery products, etc. in the Industrial machinery business and GX business, as performance obligations are determined to have been satisfied when such products, etc. are delivered to the customer and the control of such products, etc. is transferred to the customer, the Company recognizes revenue at the time of delivery of such products, etc.

For domestic sales, the Company recognizes revenue at the time of shipment if the period from the time of shipment to the time when control of the products, etc. is transferred to the customer is short.

For export sales, the Company recognizes revenue by determining that the performance obligations have been satisfied at the time when the risk is transferred to the customer based on the trade terms.

(ii) Construction contracts

Primarily in construction contracts related to plants and the construction and engineering of environmental facilities in the Engineering business and GX business, as construction is conducted throughout the contract period, with the control of goods or services being transferred over time, and performance obligations are determined to have been satisfied over time, the Company recognizes revenue over time, based on progress toward complete satisfaction of a performance obligation.

However, for construction contracts with extremely short periods for satisfaction of performance obligations, the Company recognizes revenue at the time when the performance obligation under the construction contract has been completely satisfied.

Revenue is measured at the amount that is expected to be received in exchange for the goods or services promised in the contract with customers. The progress of satisfaction of performance obligations used in the measurement of revenue recognized over time is calculated as the proportion of the actual cost incurred by the end of the consolidated fiscal year against the estimated total cost of construction, based on the cost-based input method.

Consideration for certain construction contracts is received, separately from the satisfaction of performance obligations, at the time of the conclusion of the contract or in stages during the contract period. However, consideration from other transactions is generally received within one year from satisfaction of the performance obligations, and the amount of consideration contains no significant financing component. In addition, there is no significant variable consideration.

In transactions in which the Company and its consolidated subsidiaries act as the principal, the Company recognizes the gross amount of consideration to be received from customers as revenue, while in certain transactions in which the Company acts as the agent in the sales to customers, the Company recognizes revenue at the net amount after deducting the amount to be paid to third parties from such gross amount.

(8) Method and period of amortization of goodwill

Goodwill is amortized by the straight-line method over 15 years.

<Changes in Presentation>

(Consolidated balance sheet)

“Construction in progress,” which was included in “Other” under property, plant and equipment for the previous consolidated fiscal year, has been presented as a separate line item for the current consolidated fiscal year, as the amount has become more significant.

“Construction in progress” for the previous consolidated fiscal year was 457 million yen.

<Notes to Accounting Estimates>

(i) Estimation of the progress of satisfaction of performance obligations used in the measurement of revenue recognized over time

1) The amount recorded in the consolidated financial statements for the current consolidated fiscal year

Net sales (revenue recognized over time)          57,590 million yen

2) Other information that helps users of consolidated financial statements to better understand the details of accounting estimates

In the revenue recognition related to construction contracts, the Company and its consolidated subsidiaries recognize revenue over time, according to the progress of satisfaction of performance obligations, as the performance obligations are determined to have been satisfied over time.

The progress of satisfaction of performance obligations used in the measurement of revenue recognized over time is calculated as the proportion of the actual cost incurred by the end of the consolidated fiscal year against the estimated total cost of construction, based on the cost-based input method.

Since construction work is highly project-specific in nature and is completed based on instructions from customers regarding basic specifications and other details, it is difficult to develop a uniform standard for calculating the total estimated cost. Therefore, estimates require certain assumptions and judgments to be made by the construction managers or other personnel with knowledge and experience of construction work. In addition, since construction is generally undertaken over long-term periods and the estimated total cost of construction up to completion may be affected by factors such as additional expenses for various construction works and changes in specification along with the progress of the construction work, the estimates and assumptions are reviewed on an ongoing basis.

The Company and its consolidated subsidiaries have firmly established a system for continuously verifying and evaluating the appropriateness of the estimated total cost of construction, based on a report on the status of individual construction work prepared each month (project status report). Accordingly, the Company and its consolidated subsidiaries believe that net sales are recognized appropriately based on the appropriate progress of satisfaction of performance obligations. However, if reviews and adjustments to the estimated total cost of construction become necessary due to unexpected reasons, the amount of net sales to be recognized in the consolidated financial statements for the following consolidated fiscal year may be affected.

(ii) Measurement of provision for warranties on construction

1) The amount recorded in the consolidated financial statements for the current consolidated fiscal year

Provision for warranties on construction     775 million yen

2) Other information that helps users of consolidated financial statements to better understand the details of accounting estimates

In order to be prepared for potential expenditures for follow up construction work under warranties to be carried out after the delivery of a completed construction project, the Company and its consolidated subsidiaries recognize a provision for warranties on construction at an expected amount of expenditure for follow up construction work under warranties, as determined by the average rate of actual occurrence of follow up construction work under warranties against net sales for the past two years and adjusted as necessary to reflect future estimated repair costs, etc.

Since the estimated total cost of the follow up construction work under warranties as the basis for estimating the expected expenditure for future estimated repairs, etc., is likely to be affected by additional expenses for various construction works along with the progress of the construction work, the estimates and assumptions are reviewed on an ongoing basis.

The Company and its consolidated subsidiaries have firmly established a system for appropriately verifying and evaluating the handling of follow-up construction work under warranties, as well as the expected expenses at the Steering Committee meetings which the Company holds on a monthly basis. Accordingly, the Company and its consolidated subsidiaries believe that the provision for warranties on construction is recognized based on an appropriate estimated total cost of construction. However, if reviews and adjustments to the estimated total cost of construction become necessary due to unexpected reasons, the amount of provision for warranties on construction to be recognized in the consolidated financial statements for the following consolidated fiscal year may be affected.

(iii) Measurement of provision for losses on construction contracts

1) The amount recorded in the consolidated financial statements for the current consolidated fiscal year

Provision for losses on construction contracts     158 million yen

2) Other information that helps users of consolidated financial statements to better understand the details of accounting estimates

In order to be prepared for potential losses associated with a construction project undelivered at the end of the consolidated fiscal year, which are expected to generate reasonably determinable losses due to the estimated total cost of construction exceeding the contract amount, the Company and its consolidated subsidiaries recognize a provision for losses on construction contracts at the amount of loss expected to be incurred in the following consolidated fiscal year and thereafter.

Since the estimated total cost of construction up to completion may be affected by factors such as additional expenses for various construction works and changes in specifications along with the progress of construction work, the estimates and assumptions are reviewed on an ongoing basis.

The Company and its consolidated subsidiaries have firmly established a system for continuously verifying and evaluating the appropriateness of the estimated total cost of construction, based on a report on the status of individual construction work prepared each month (project status report). Accordingly, the Company and its consolidated subsidiaries believe that provision for losses on construction contracts is recognized based on the appropriate estimated total cost of construction. However, if reviews and adjustments to the estimated total cost of construction become necessary due to unexpected reasons, the amount of provision for losses on construction contracts to be recognized in the consolidated financial statements for the following consolidated fiscal year may be affected.

(iv) Evaluation of goodwill and intangible assets (customer-related intangible assets)

1) The amount recorded in the consolidated financial statements for the current consolidated fiscal year

Goodwill	740 million yen
Other intangible assets	943 million yen

2) Information regarding significant accounting estimates related to identified items

Goodwill acquired through business combination is the excess earning power which is expected by business expansion in the future. In addition, customer-related intangible assets are calculated as present value of the excess earning expected to be generated by the continuous business relationship with the existing customers. These are regularly amortized by the straight-line method over the period of effect.

With regard to amounts of goodwill and customer-related intangible assets, recoverability is determined based on the future cash flows based on the business plan of the acquired company and the future cash flows gained from customer-related intangible assets. However, if the recoverable amounts fall below the book values due to changes in the future business environments and other factors, impairment losses are required to be recorded, and this may affect the amounts of goodwill and customer-related intangible assets to be recognized on the consolidated financial statements for the following consolidated fiscal year.

<Notes to Consolidated Balance Sheet>

1. Assets pledged as collateral and debt with collateral
Assets pledged as collateral	4,983 million yen
(1) Investment securities	4,197 million yen
(2) Property, plant and equipment
Buildings and structures	623 million yen
Machinery, equipment and vehicles	104 million yen
Land	59 million yen
Debt with collateral	2,000 million yen
(1) Current portion of long-term debt	700 million yen
(2) Long-term debt	1,300 million yen
2. Accumulated depreciation of property, plant and equipment	11,894 million yen

<Notes to Consolidated Statement of Changes in Net Assets>

1. Type and total number of shares issued at the end of the current consolidated fiscal year: Common stock	23,741,850 shares

2. Dividends of surplus

(1) Dividends paid

Resolution	Type of shares	Total dividends (millions of yen)	Dividends per share (yen)	Cut-off date	Effective date
Annual general meeting of shareholders on June 27, 2025	Common stock	1,230	160	March 31, 2025	June 30, 2025
Board of Directors meeting on October 31, 2025	Common stock	922	40	September 30, 2025	December 1, 2025

(Notes)

1.  In accordance with a resolution passed at the annual general meeting of shareholders on June 27, 2025, total dividends include 12 million yen in dividends on the Company’s shares held by the executive compensation BIP Trust.

2.  In accordance with a resolution passed at the Board of Directors meeting on October 31, 2025, total dividends include 12 million yen in dividends on the Company’s shares held by the executive compensation BIP Trust and the ESOP Trust.

3.  The Company carried out a three-for-one stock split of its common shares effective April 1, 2025. Accordingly, the dividends with the cut-off date on March 31, 2025 presents the amounts based on the number of shares before the stock split, while the dividends with the cut-off date on September 30, 2025 presents the amounts based on the number of shares after the stock split.

(2) Dividends paid with the cut-off date in the current consolidated fiscal year and the effective date in the following consolidated fiscal year

Proposed resolution	Type of shares	Total dividends (millions of yen)	Source of dividends	Dividends per share (yen)	Cut-off date	Effective date
Annual general meeting of shareholders on June 26, 2026	Common stock	1,731	Retained earnings	75	March 31, 2026	June 29, 2026

(Note)

In accordance with a resolution passed at the annual general meeting of shareholders on June 26, 2026, total dividends include 22 million yen in dividends on the Company’s shares held by the executive compensation BIP Trust and the ESOP Trust.

<Notes to Financial Instruments>

1. Status of financial instruments

(1) Policies for financial instruments

The Company and its consolidated subsidiaries manage surplus funds through short-term deposits and rely on borrowings from banks and other financial institutions for fund procurement. The Company and its consolidated subsidiaries use derivative transactions for the purpose of mitigating the risks of currency fluctuations and do not enter into derivative transactions for speculative purposes.

(2) Types of financial instruments and related risks

Notes receivable, trade, electronically recorded monetary claims, and accounts receivable, trade, which are trade receivables, are exposed to credit risks of customers.

Shares classified as investment securities are principally the shares of companies with which the Company has business relationships, and are subject to the risk of market fluctuations.

Accounts payable, trade, and electronically recorded obligations, which are trade payables, have payment due dates within one year.

Trade receivables and payables denominated in foreign currencies are subject to the risk of fluctuations in exchange rates.

Borrowings consist of funds procured as working capital and capital investments. The Company has signed a loan commitment agreement with six banks and an overdraft agreement with one bank for procuring working capital efficiently in the form of short-term debt. The Company has signed a loan agreement to finance working capital and a term-loan agreement for the construction of its head office and Kawasaki Works in the form of long-term debt. Borrowings with variable interest rates are exposed to the risks of interest rate fluctuations.

The trade payables and borrowings mentioned above are subject to liquidity risk.

(3) Risk management for financial instruments

(i) Management of credit risk (risk of contractual default, etc. by business partners)

The Company and its consolidated subsidiaries apply due date management and outstanding balance management on an individual contract/order basis. Also, in accordance with internal credit management regulations, the Company and its consolidated subsidiaries protect against credit risk by investigating the creditworthiness of customers, both on the occasion of initial transactions with a new customer and in relation to continuous transactions.

As the Company and its consolidated subsidiaries limit their choice of partners for derivative transactions to financial institutions with high credit ratings, they believe that credit risk of derivatives is insignificant.

(ii) Management of market risk (risk of fluctuations in exchange rates, interest rates, etc.)

The Company and its consolidated subsidiaries enter into forward foreign exchange contracts to hedge against the risk of losses on trade receivables and payables denominated in foreign currencies as a result of fluctuations in exchange rates.

For investment securities, the Company and its consolidated subsidiaries conduct regular assessments of their fair value.

In conducting and managing derivative transactions, in accordance with the internal regulations specifying the authority to conduct such transactions, the head of the unit responsible for handling such transactions must first obtain approval from the officer responsible for handling settlements.

(iii) Liquidity risk related fundraising (risk of inability to make payment on the due date)

The Company and its consolidated subsidiaries make provisions against liquidity risk by various means, including ensuring that all Group companies prepare cash flow plans on a monthly basis.

(4) Supplemental explanation of the estimated fair value of financial instruments, etc.

The notional amounts of derivatives in “2. Fair value of financial instruments, etc.” are not necessarily indicative of the actual market risk involved in derivative transactions.

2. Fair value of financial instruments, etc.

The carrying amount on the consolidated balance sheet, fair value, and difference between these amounts as of March 31, 2026 are as follows. Unlisted stocks, which do not have a market price (carrying amount on the consolidated balance sheet: 1,266 million yen), are not included in “Other securities.” In addition, cash is omitted, and deposits, notes receivable, electronically recorded monetary claims, accounts receivable, trade, accounts payable, trade, and electronically recorded obligations are also omitted because their fair values approximate the book values due to their short settlement terms.

(Unit: millions of yen)

	Carrying amount (*)		Fair value (*)		Difference
(1) Investment securities
Other securities	5,402		5,402		-
Held-to-maturity debt securities	90		85		(4)
(2) Current portion of long-term debt	[700	]	[681	]	[(18)	]
(3) Long-term debt	[1,300	]	[1,273	]	[(26)	]
(4) Derivative transactions	14		14		-

(*1)	Amounts in liabilities are shown in square brackets.
(*2)

Investments in partnerships, etc. for which the net amount of equity interest is recorded in the consolidated balance sheet, are not subject to fair value disclosure, in accordance with the treatment stipulated in Paragraph 24-16 of the “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No. 31, June 17, 2021). In addition, the total carrying value of such financial instruments at the end of the current consolidated fiscal year was 172 million yen.

(Note)	Explanation of the valuation techniques used to measure fair value and the inputs related to the measurement of fair value

The fair value of financial instruments is classified into the following three levels according to the observability and materiality of inputs used to measure fair value.

Level 1 fair value:	Fair value measured using observable inputs for the measurement of fair value that are quoted prices in active markets for the assets or liabilities subject to valuation
Level 2 fair value:	Fair value measured using observable inputs for the measurement of fair value other than those classified in Level 1
Level 3 fair value:	Fair value measured using significant unobservable inputs for the measurement of fair value

If multiple inputs with significant impact are used to measure fair value, the fair value is classified into the lowest priority level for the measurement of fair value to which each input belongs.

Investment securities

Listed stocks and local government bonds are evaluated using quoted prices. As listed stocks are traded in active markets, their fair value is classified as Level 1. On the other hand, the fair value of local government bonds held by the Company is classified as Level 2, because they are traded among vendors and are not considered to have quoted prices in active markets.

Derivative transactions

The fair value of forward foreign exchange contracts is classified into Level 2, as it is calculated based on the prices indicated by financial institution partners. In addition, forward foreign exchange contracts subject to the allocation treatment are accounted for with accounts receivable, trade or accounts payable, trade, which is hedged; hence, their fair value is not included in the fair value of derivative transactions.

Long-term debt (including the current portion of long-term debt)

The fair value of long-term debt is measured using the discounted cash flow method based on the sum of principal and interest, remaining maturities, and an interest rate reflecting credit risk, and is classified as Level 2.

<Notes on Revenue Recognition>

1. Disaggregation of revenue from contracts with customers

(Unit: millions of yen)

	Reportable segments			Total
	Engineering business	Industrial machinery business	GX business
By geographical areas:
Japan	44,435	13,864	17,981	76,281
Asia	1,310	4,206	341	5,858
Other	0	2,100	-	2,100
Revenue from contracts with customers	45,747	20,170	18,322	84,240
Timing of transfer of goods or services:
At a point in time	7,537	18,817	294	26,650
Over time	38,209	1,353	18,027	57,590
Revenue from contracts with customers	45,747	20,170	18,322	84,240
Other revenue	-	-	-	-
Net sales to third parties	45,747	20,170	18,322	84,240

(Note)

In accordance with the policy set forth in the medium-term management plan (FY2025-FY2027), the GX business, a new reportable segment focused on the strategic business fields, was added from the fiscal year ended March 31, 2026 to transition to a framework for quantitative monitoring with the aim of further promoting and expanding the GX business.

2. Basic information for understanding revenue

Basic information in understanding revenue is as stated in “(7) Methods for recognizing revenue and expenses” under “4. Accounting policies.”

3. Information for understanding revenue for the current consolidated fiscal year and the next consolidated fiscal year

(1) Balance of contract assets and contract liabilities, etc.

Contract assets primarily relate to rights to unclaimed consideration for revenue recognized over time in accordance with the progress of satisfaction of performance obligations under construction contracts.

Once the Company has an unconditional right to consideration it receives, it reclassifies contract assets to receivables from contracts with customers (accounts receivable, notes receivable, and electronically recorded monetary claims).

Contract liabilities primarily relate to advances received from customers under construction contracts. Contract liabilities are released as revenue is recognized. Of the revenue recognized during the current consolidated fiscal year, 7,899 million yen was included in the contract liability balance as of the beginning of the fiscal year.

The amount of revenue recognized for the current consolidated fiscal year from performance obligations that were satisfied (or partially satisfied) during previous periods is insignificant.

(2) Transaction prices allocated to the remaining performance obligations

The total transaction price allocated to the remaining performance obligations at the end of the current fiscal year was 90,842 million yen (38,697 million yen for the Engineering business, 10,640 million yen for the Industrial machinery business, and 41,504 million yen for the GX business). The performance obligations are mainly related to construction contracts, and the Company expects to recognize revenues approximately within two years upon satisfaction of the performance obligations. There are no significant amounts of consideration from contracts with customers that are not included in the transaction price.

<Notes on Amounts Per Share>

1. Net assets	1,972.37 yen
2. Net income	331.34 yen

(Note)

The Company introduced a performance-linked compensation plan for Directors and Executive Officers and the ESOP Trust. When calculating amounts per share, the Company’s shares held by the executive compensation BIP Trust and the ESOP Trust are included in treasury stock, which is excluded from calculations of the average number of shares during the fiscal year. As of March 31, 2026, the number of shares of treasury stock held by the executive compensation BIP Trust and the ESOP Trust was 196,942 shares and 103,605 shares, respectively, and the average number of shares of treasury stock held by these trusts during the fiscal year ended March 31, 2026 was 193,518 shares and 102,808 shares, respectively.

(Note)	In each Note, amounts less than one million yen have been rounded down.

Statement of Changes in Net Assets

(April 1, 2025 to March 31, 2026)

(Unit: millions of yen)

	Shareholders’ equity
	Common stock	Capital surplus			Retained earnings					Treasury stock	Total shareholders’ equity
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings			Total retained earnings
						Research and development fund	General reserve	Retained earnings brought forward
Balance at March 31, 2025	3,956	4,202	12	4,215	840	500	2,049	21,516	24,906	(580)	32,498
Changes during the year:
Dividends of surplus								(2,152)	(2,152)		(2,152)
Net income								6,815	6,815		6,815
Purchase of treasury stock										(363)	(363)
Disposal of treasury stock			122	122						145	268
Net changes in items other than those in shareholders’ equity
Total changes during the year	-	-	122	122	-	-	-	4,663	4,663	(217)	4,568
Balance at March 31, 2026	3,956	4,202	135	4,338	840	500	2,049	26,179	29,569	(797)	37,067

	Valuation and translation adjustments			Total net assets
	Unrealized gain on available-for-sale securities	Deferred gain (loss) on hedges	Total valuation and translation adjustments
Balance at March 31, 2025	1,914	4	1,918	34,416
Changes during the year:
Dividends of surplus				(2,152)
Net income				6,815
Purchase of treasury stock				(363)
Disposal of treasury stock				268
Net changes in items other than those in shareholders’ equity	906	(14)	892	892
Total changes during the year	906	(14)	892	5,460
Balance at March 31, 2026	2,820	(9)	2,810	39,877

(Note)	Amounts less than one million yen have been rounded down.

Notes to Non-Consolidated Financial Statements

<Notes on Significant Accounting Policies>

1. Basis and method for the valuation of significant assets

(1) Securities

Held to maturity bonds:	Stated at cost

Shares of subsidiaries and associates:	Stated at cost determined by the period average method

Other securities

Items other than shares, etc. that do not have a market price:	Stated at fair value (Unrealized gains/losses on these securities are included in net assets, and the costs of securities sold are determined by the period average method.)

Shares, etc. that do not have a market price:	Stated at cost determined by the period average method

Investments in limited liability partnerships are recorded by the net amount of equity interest based on the latest financial statements of the relevant partnerships.

(2) Derivatives

Stated at fair value

(3) Inventories

Finished goods, raw materials and supplies:	Valued at cost determined by the moving-average method (balance sheet values are calculated by writing down the book value based on any decline in profitability)

Work in process:	Valued at cost determined by the specific identification method (balance sheet values are calculated by writing down the book value based on any decline in profitability)

2. Method for the depreciation and amortization of non-current assets

(1) Property, plant and equipment (excluding leased assets)

Declining-balance method. However, buildings (excluding attached facilities) acquired on and after April 1, 1998 and attached facilities and other non-building structures acquired on and after April 1, 2016 are depreciated by the straight-line method.

(2) Intangible assets

Straight-line method. Specifically, software (for internal use) is amortized by the straight-line method over the internal useful life of five years.

(3) Leased assets

Straight-line method, in which the lease term is used as the useful life, with a residual value of zero

3. Basis for recording allowances

(1) Allowance for doubtful accounts

Provision is made for doubtful accounts in preparation for possible losses on accounts receivable, loans, and other receivables. For general receivables, provision is made based on historical default rates. For specific receivables, such as receivables whose recoverability is deemed doubtful, provision is made based on the expected uncollectible amounts, considering recoverability on an individual basis.

(2) Accrued bonuses

Accrued bonuses are provided for the future payment of employees’ bonuses in the amount attributable to the current fiscal year, based on the estimated amount of bonus payments.

(3) Accrued bonuses to directors

Accrued bonuses to directors are provided for the future payment of directors’ bonuses in the amount attributable to the current fiscal year, based on the estimated amount of bonus payments.

(4) Provision for warranties on construction

Provision for warranties on construction is provided for potential expenditures for follow up construction work under warranties to be carried out after the delivery of a completed construction project, estimated based on actual repair costs for the past two years and adjusted to reflect future estimated repair costs.

(5) Provision for losses on construction contracts

Provision for losses on construction contracts is provided for future losses on construction projects based on an estimate of the total losses expected to arise in the following fiscal year and thereafter in respect of construction projects not yet delivered as of the end of the current fiscal year, which are expected to generate reasonably determinable losses.

(6) Reserve for retirement benefits

The reserve for retirement benefits is provided for future retirement benefit payments to employees based on the estimated amounts of retirement benefit obligations and pension assets as of the end of the current fiscal year.

In the calculation of the retirement benefit obligation, projected retirement benefits are allocated to the period up to the end of the current fiscal year according to the straight-line standard.

Past service cost is amortized by the straight-line method over a fixed number of years (11 years), which is within the average remaining years of service of employees at the time of its occurrence.

Actuarial gain or loss is amortized proportionately by the straight-line method over a fixed number of years (11 years), which is within the average remaining years of service of employees at the time of its occurrence in each fiscal year, from the following fiscal year.

(7) Provision for executive compensation BIP Trust

This provision is recognized based on the estimated amount of shares to be delivered and cash to be paid corresponding to the number of points allocated to executives in accordance with the share delivery regulations, in preparation for the future delivery of the Company’s shares to executives.

(8) Provision for employee stock ownership plan trust

This provision is recognized based on the estimated amount of shares to be delivered and cash to be paid, corresponding to the number of points allocated to employees in accordance with the share delivery regulations related to the ESOP (Employee Stock Ownership Plan) Trust, in preparation for the future delivery of the Company’s shares to employees.

4. Accounting method for retirement benefits

The accounting methods for unrecognized actuarial gain or loss and unrecognized past service cost related to retirement benefits differ from those used in the consolidated financial statements.

5. Methods for recognizing revenue and expenses

With regard to revenue from contracts with customers, details of the main performance obligations in the Company’s major businesses, and the timing at which the Company typically satisfies these performance obligations are as follows.

(i) Sale of products

In sales of products including the sale of various machinery products in the Industrial machinery business and GX business, as performance obligations are determined to have been satisfied when such products are delivered to the customer and the control of such products is transferred to the customer, the Company recognizes revenue at the time of delivery of such products.

For domestic sales, the Company recognizes revenue at the time of shipment if the period from the time of shipment to the time when control of the products is transferred to the customer is short.

For export sales, the Company recognizes revenue by determining that the performance obligations have been satisfied at the time when the risk is transferred to the customer based on the trade terms.

(ii) Construction contracts

Primarily in construction contracts related to plants and the construction and engineering of environmental facilities in the Engineering business and GX business, as construction is conducted throughout the contract period, with the control of goods or services being transferred over time, and performance obligations are determined to have been satisfied over time, the Company recognizes revenue over time, based on progress toward complete satisfaction of a performance obligation.

However, for construction contracts with extremely short periods for satisfaction of performance obligations, the Company recognizes revenue at the time when the performance obligation under the construction contract has been completely satisfied.

Revenue is measured at the amount that is expected to be received in exchange for the goods or services promised in the contract with customers. The progress of satisfaction of performance obligations used in the measurement of revenue recognized over time is calculated as the proportion of the actual cost incurred by the end of the fiscal year against the estimated total cost of construction, based on the cost-based input method.

Consideration for certain construction contracts is received, separately from the satisfaction of performance obligations, at the time of the conclusion of the contract or in stages during the contract period. However, consideration from other transactions is generally received within one year from satisfaction of the performance obligations, and the amount of consideration contains no significant financing component. In addition, there is no significant variable consideration for which the amount of consideration may fluctuate.

In transactions in which the Company acts as the principal, the Company recognizes the gross amount of consideration to be received from customers as revenue, while in certain transactions of the Engineering business in which the Company acts as the agent in the sales to customers, the Company recognizes revenue at the net amount after deducting the amount to be paid to third parties from such gross amount.

6. Standard for converting important foreign currency assets and liabilities into Japanese yen

Receivables and payables denominated in foreign currencies are translated into yen at the rates of exchange in effect at the balance sheet date, and differences arising from the translation are included in income or loss.

7. Hedge accounting method

(1) Hedge accounting method

Foreign exchange forward contracts which meet certain criteria are accounted for by the “allocation method.”

(2) Hedging instruments and hedged items

Foreign exchange forward contracts for imports and exports

(3) Hedging policies

Derivative transactions are strictly limited to transactions backed by actual demand, aiming to mitigate currency fluctuations risks on transactions for imports and exports.

(4) Hedge effectiveness evaluation method

Hedge effectiveness of foreign exchange forward contracts is not evaluated as the terms and conditions of the hedging instruments and the hedged items, such as currency types, exercise dates, and amounts, are substantially the same and they are highly correlated.

<Notes to Accounting Estimates>

(1) Estimation of the progress, etc. of satisfaction of performance obligations used in the measurement of revenue recognized over time

(i) The amount recorded in the financial statements for the current fiscal year

Net sales (revenue recognized over time)	53,510 million yen

(ii) Other information that helps users of financial statements to better understand the details of accounting estimates

The note is omitted because it is identical to the disclosure in the notes to the consolidated financial statements.

(2) Measurement of provision for warranties on construction

(i) The amount recorded in the financial statements for the current fiscal year

Provision for warranties on construction	775 million yen

(ii) Other information that helps users of financial statements to better understand the details of accounting estimates

The note is omitted because it is identical to the disclosure in the notes to the consolidated financial statements.

(3) Measurement of provision for losses on construction contracts

(i) The amount recorded in the financial statements for the current fiscal year

Provision for losses on construction contracts	158 million yen

(ii) Other information that helps users of financial statements to better understand the details of accounting estimates

The note is omitted because it is identical to the disclosure in the notes to the consolidated financial statements.

<Notes to Balance Sheet>

1. Assets pledged as collateral and debt with collateral

Assets pledged as collateral	4,983 million yen
(1) Investment securities	4,197 million yen
(2) Property, plant and equipment
Buildings	622 million yen
Structures	0 million yen
Machinery and equipment	104 million yen
Land	59 million yen
Debt with collateral	2,000 million yen
(1) Current portion of long-term debt	700 million yen
(2) Long-term debt	1,300 million yen
2. Accumulated depreciation of property, plant and equipment	10,999 million yen
3. Monetary receivables from and payables to related companies:
Short-term monetary receivables	2,747 million yen
Long-term monetary receivables	303 million yen
Short-term monetary payables	1,347 million yen

<Notes to Statement of Operations>

Transaction amounts with related companies

Transaction amounts arising from operating activities
Net sales	1,664 million yen
Purchases	3,588 million yen
Transaction amounts arising from non-operating activities	483 million yen

<Notes to Statement of Changes in Net Assets>

The number of shares of treasury stock as of the end of the current fiscal year is as follows.

Type of shares	Number of shares at March 31, 2025 (Shares)	Increase (Shares)	Decrease (Shares)	Number of shares at March 31, 2026 (Shares)
Common stock	912,351	174,550	126,141	960,760

(Notes) 1.

The increase in the number of shares of treasury stock was attributable to the acquisition of 67,900 shares of the Company’s shares by the executive compensation BIP Trust, the acquisition of 106,500 shares of the Company’s shares by the ESOP trust, and an increase of 150 shares resulting from requests for the purchase of shares constituting less than one trading unit. The decrease in the number of shares of treasury stock was attributable to a decrease of 76,860 shares due to distributions under the executive compensation BIP Trust, a decrease of 35,121 shares due to distributions under the ESOP trust, and a disposal of 14,160 shares through a third-party allotment to the employee shareholding association.

2.	The Company carried out a three-for-one stock split of its common shares effective April 1, 2025. The number of shares stated above reflects the number of shares after the stock split.

<Notes on Tax Effect Accounting>

Breakdown of major items that caused deferred tax assets and deferred tax liabilities

(Deferred tax assets)
Liability for retirement benefits	1,139 million yen
Accrued expenses	515 million yen
Accrued bonuses	323 million yen
Allowance for doubtful accounts	272 million yen
Provision for warranties on construction	243 million yen
Testing and research facilities	156 million yen
Impairment loss	151 million yen
Accrued business tax	127 million yen
Loss on devaluation of investment securities	116 million yen
Asset retirement obligations	108 million yen
Accrued social insurance premiums for bonuses	55 million yen
Provision for losses on construction contracts	49 million yen
Provision for executive compensation BIP Trust	43 million yen
Provision for employee stock ownership plan trust	32 million yen
Excess amount of depreciation expense recorded	14 million yen
Other	18 million yen

Subtotal of deferred tax assets	3,369 million yen
Valuation allowance	(494) million yen
Set-off against deferred tax liabilities	(1,823) million yen

Total deferred tax assets	1,052 million yen

(Deferred tax liabilities)
Unrealized gain on available-for-sale securities	(1,259) million yen
Prepaid pension costs	(514) million yen
Asset retirement obligations	(49) million yen

Subtotal of deferred tax liabilities	(1,823) million yen
Set-off against deferred tax assets	1,823 million yen

Total deferred tax liabilities	- million yen

Net deferred tax assets	1,052 million yen

<Notes on Non-current Assets under Lease Agreements>

In addition to the non-current assets recorded on the balance sheet, certain items, including office equipment, are used under finance lease agreements that do not transfer ownership.

<Notes on Transactions with Related Parties>

Category	Name	Location	Capital	Description of Business	Percentage of Voting Rights, etc. Held	Relationship with Related Party	Description of Transactions	Transaction Amount (millions of yen)	Account	Balance at March 31, 2026 (millions of yen)
Subsidiary	Mitsubishi Kakoki Advance, Ltd.	Kawasaki, Kanagawa Pref.	320 (million yen)	Engineering business Industrial machinery business GX business	100%	Orders for Equipment and Construction Work Provision of Services Financial Support	Equipment Manufacturing Design, Construction, etc.	2,681	Accounts payable, trade	1,169
							Loans of Funds	200	Short-term loans receivable from related companies	-
							Repayment of Loans	1,000
							Interest Received	8	-	-
Subsidiary	MKK Asia Co. ,Ltd.	Bangkok, Kingdom of Thailand	15 (million Thai Baht)	Engineering business GX business	49%	Orders for Equipment and Construction Work Provision of Services Financial Support	Equipment Manufacturing Design, Construction, etc.	188	Advance payments	738
							Loans of Funds	1,188	Short-term loans receivable from related companies	1,117
							Repayment of Loans	1,143
							Interest Received	20	-	-

Transaction Terms and Policies for Determining Transaction Terms, etc.

(Notes) 1.	The interest rate on loans is determined by taking market interest rates into consideration.
2.

An allowance for doubtful accounts of 865 million yen has been recorded for loans to MKK Asia Co., Ltd. In addition, an amount of 64 million yen has been recorded as a provision of allowance for doubtful accounts during the current fiscal year.

3.	Foreign exchange gains and losses are not included in the transaction amounts for MKK Asia Co., Ltd., but are included in the balance at March 31, 2026.

<Notes on Revenue Recognition>

The note is omitted because the basic information in understanding revenue is identical to the disclosure in the notes to the consolidated financial statements.

<Notes on Amounts Per Share>

1. Net assets	1,750.47 yen
2. Net income	299.25 yen

(Note)

The Company introduced a performance-linked compensation plan for Directors and Executive Officers and an ESOP Trust. When calculating amounts per share, the Company’s shares held by the executive compensation BIP Trust and the ESOP Trust are included in treasury stock, which is excluded from calculations of the average number of shares during the fiscal year. As of March 31, 2026, the number of shares of treasury stock held by the executive compensation BIP Trust and the ESOP Trust was 196,942 shares and 103,605 shares, respectively, and the average number of shares of treasury stock held by these trusts during the fiscal year ended March 31, 2026 was 193,518 shares and 102,808 shares, respectively.

(Note)	In each Note, amounts less than one million yen have been rounded down.